Exhibit 4.1

INDENTURE,

dated as of November 15, 2011,

among

GREEN FIELD ENERGY SERVICES, INC.,

as Issuer,

HUB CITY TOOLS, INC.,

as Guarantor

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

13% Senior Secured Notes due 2016

(i)

(ii)

(iii)

(iv)

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Legends
Exhibit C	Form of Certificate of Transfer
Exhibit D	Form of Certificate of Exchange
Exhibit E	Form of Certificate from Acquiring Accredited Investor
Exhibit F	Form of Supplemental Indenture
Exhibit G	Form of Intercreditor Agreement

(v)

INDENTURE, dated as of November 15, 2011, among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), Hub City Tools, Inc., a Louisiana corporation, as guarantor, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, the Company is issuing, on the date hereof, units (the “Units”), each consisting of $1,000 principal amount of the Initial Notes (as defined below) and one warrant to purchase 0.988235 shares of common stock of the Company (the “Warrant Shares”).

NOW, THEREFORE, each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 13% Senior Secured Notes due 2016 (the “Initial Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all Additional Interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means all 13% Senior Secured Notes due 2016 issued after the Issue Date (other than pursuant to Sections 2.06, 2.07, 2.10 and 3.06 of this Indenture) from time to time in accordance with the terms of this Indenture, including, without limitation, the provisions of Section 2.02.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14 and means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to the Depository, shall include Euroclear and Clearstream).

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the Redemption Price of the Note at November 15, 2014 (such Redemption Price being that set forth Section 3.01(a)) plus (ii) all required interest payments due on the Note through November 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (each, a “disposition”) of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.10 and/or Section 5.01 and not by Section 4.11; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or the issuance or sale of Equity Interests of any of the Company’s Subsidiaries having a Fair Market Value of less than $1.0 million;

(2)	a disposition of property or assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	any disposition of products, including without limitation, sales of turbine frac pump units, services or accounts receivable in the ordinary course of business;

(5)	any disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole);

(6)	the disposition of cash or Cash Equivalents;

(7)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(8)	the granting of Liens permitted by Section 4.15;

(9)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(12)	a Restricted Payment that does not violate Section 4.09 or a Permitted Investment.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day that is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of one or more of the following events:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	prior to the first public offering of common stock of the Company, the Principal and its Related Parties cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company;

(4)	after the first public offering of common stock of the Company, any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Principal or its Related Parties, is or becomes the beneficial owner (as defined in clause (3) above, except that for purposes of this clause (4) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(5)	after the first public offering of common stock of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, societe anonyme.

“Collateral” has the meaning assigned to it in the Collateral Documents.

“Collateral Documents” means the security agreements, pledge agreements, Mortgages, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) and the Intercreditor Agreement, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any Obligations under the Notes Documents or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (without duplication):

(1)	plus an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;

(2)	plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(3)	plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(4)	plus Transaction Costs for such period, to the extent that such Transaction Costs were deducted in computing such Consolidated Net Income;

(5)	plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income;

(6)	plus any fees, expenses or charges incurred during such period, or any amortization thereof for any such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including all fees, expenses and charges related to the offering of the Notes), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the original issue date of the Notes and any such transaction undertaken but not completed and any charges or costs incurred during such period as a result of any such transaction, in each case, whether or not successful;

(7)	minus non-cash items increasing such Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period), other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	solely for purposes of determining the amount available for Restricted Payments under Section 4.09(a)(iii)(c), the Net Income for such period of any Restricted Subsidiary will be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or similar distributions that are actually paid in cash to such Person or a Restricted Subsidiary thereof;

(3)	the cumulative effect of a change in accounting principles shall be excluded;

(4)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board No. 133 shall be excluded; and

(5)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards shall be excluded.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, with respect to any Person, as of any date, the consolidated Indebtedness of such Person and its Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at [            ].

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Code.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means the Depository Trust Company, its nominees and successors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.09. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” means:

(1)	the Voting Stock of any direct Foreign Subsidiary of the Company or a Guarantor in excess of 65% of all of the outstanding Voting Stock of such Foreign Subsidiary and the Stock of any other Foreign Subsidiary;

(2)	any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Collateral Documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as such consequences will no longer result;

(3)	property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby constitutes Permitted Debt described in clause (4) of the definition thereof and the agreements or instruments evidencing or governing such Indebtedness otherwise prohibits any other Liens thereon, but only for so long as such prohibition exists and is effective and valid;

(4)	(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Company or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Company or any Guarantor, (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts and (iii) all deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments (provided that no such deposit account may be credited with any funds prior to the earlier of the fifth Business Day immediately preceding the date on which (x) such funds are to be applied to any of the foregoing and (y) a check is to be issued in an amount equal to such funds in payment of any of the foregoing);

(5)	all cars, trucks, trailers and other vehicles and items covered by certificates of title or ownership, in each case, with a Fair Market Value of less than $75,000 (it being understood and agreed that, for the avoidance of doubt, (a) in determining the Fair Market Value of any such car, truck, trailer or other vehicle or item, the Fair Market Value of any equipment (including one or more turbine frac pump units) installed thereon shall be included in any such determination) and (b) any equipment stored on or in any such car, truck, trailer or other vehicle shall not constitute an Excluded Asset);

(6)	intent-to-use trademark or service mark applications prior to the filing of a “statement of use” with respect thereto, to the extent and for so long as creation by the Company or a Guarantor of a security interest therein would result in the abandonment, invalidation or unenforceability thereof;

(7)	real property acquired by the Company or any of the Guarantors after the Issue Date that has a Fair Market Value not exceeding $1.5 million either individually or in the aggregate and any real property leased by the Company or any Guarantor other than any Specified Leased Premises;

(8)	any Capital Stock of any Guarantor to the extent that the pledge of such Capital Stock results in the Company being required to file separate financial statements of such Guarantor with the SEC, but only to the extent necessary for the Company not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Company nor any Guarantor shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause; and

(9)	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (8), unless such proceeds or products would otherwise constitute Collateral securing the Notes;

provided, that notwithstanding anything to the contrary, to the extent that the Company or a Guarantor grants a Lien on any asset or right described in clause (1) through (9) above (other than clause (8)) to secure Obligations under the Senior Credit Facility, such asset or right shall not constitute an “Excluded Asset.”

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Existing Specified Property” means (i) the property located at 11441 State Highway 43 South, Marshall, TX 75670 and (ii) the property located at 501 Taylor Road, Mineral Wells, TX 76067.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided however that the pro forma calculation shall not give effect to any Indebtedness incurred on the date of determination pursuant to Section 4.08(b) (other than clause (14) thereof).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect in accordance with Regulation S-X under the Securities Act and pro forma effect shall be given to all Pro Forma Cost Savings as if they had occurred on the first day of the four-quarter reference period; provided however that the pro forma calculation of Fixed Charges shall not give effect to any Indebtedness incurred on the date of determination pursuant to Section 4.08(b) (other than clause (14) thereof);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(2)	plus the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)	plus any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(4)	plus the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, dividends paid-in-kind on preferred stock of the Company (other than Disqualified Stock) shall not be included in computing Fixed Charges under this clause (4).

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	Hub City Tools, Inc.; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Initial Purchaser” means Jefferies & Company, Inc.

“Intercreditor Agreement” means an Intercreditor Agreement entered into between the Trustee and the Senior Credit Facility Agent, substantially in the form of Exhibit G hereto.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.09(c). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.09(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means November 15, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means November 15, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on the Premises or any other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure debt or other documents or instruments is granted to secure any Obligations of the Company or a Guarantor under any of the Notes Documents or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Senior Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” shall have the meaning set forth in the preamble to this Indenture and means the Initial Notes and the Additional Notes, if any, treated as single class of securities, as amended or supplemental from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Obligations” means any principal, interest, Additional Interest (including in the case of Obligations in respect of the Notes all interest accrued on such interest and Additional Interest after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate specified in this Indenture or the Notes, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Initial Notes hereunder.

“Offering Memorandum” means the offering memorandum of the Company, dated November 9, 2011, as used in connection with the Offering.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee and/or the Collateral Agent.

“Permitted Business” means businesses which are the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4)	any Investment in securities or other assets, including earnouts, not constituting cash or Cash Equivalents and received in connection with an Asset Sale that was made pursuant to and in compliance with Section 4.11;

(5)	any acquisition of assets or Capital Stock or Investments to the extent the payment therefor solely consists of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $0.5 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any guarantees of Indebtedness permitted to be incurred by Section 4.08; provided that if such Indebtedness can only be incurred by the Company or a Guarantors, then such guarantees are permitted by this clause to the extent made by the Company or a Guarantor;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any replacement, refunding, refinancing, extension, modification or renewal thereof (so long as such replacement, refunding, refinancing, extension, modification or renewal is not less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the Investment existing on the Issue Date as determined in good faith by a majority of the disinterested members of the Board of Directors of the Company); provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(12)	Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(13)	Investments by the Company and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(14)	advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(15)	Investments in any Foreign Restricted Subsidiary of the Company by (a) the Company or any Guarantor, which investment has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15)(a) that are at the time outstanding, not to exceed $5.0 million (provided that the Company or any Guarantor may only make Investments under this clause (15)(a) from and after any date on which the Company’s Pro Forma Consolidated Leverage Ratio is less than 3.00 to 1.00) and (b) any other Foreign Restricted Subsidiary of the Company; and

(16)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means the following types of Liens:

(1)	Liens securing Permitted Debt described in clause (1) of the definition thereof;

(2)	Liens in favor of the Collateral Agent created pursuant to this Indenture and the Collateral Documents with respect to the Note and Note Guarantees and the exchange Notes and related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(3)	Liens in favor of the Company or the Guarantors;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Company or such Restricted Subsidiary;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Permitted Debt (including without limitation Capital Lease Obligations) described in clause (4) of the definition thereof covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the Issue Date;

(9)	Liens for taxes, assessments or other governmental charges, claims or levies are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the Notes or the Note Guarantees; provided that the Company and the Guarantors may only incur Liens to secure Additional Notes and Note Guarantees related to such Additional Notes if the Company’s Pro Forma Consolidated Secured Leverage Ratio, after giving effect to the issuance of such Additional Notes and the application of the net proceeds therefrom, is less than 2.00:1.00;

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	pledges, deposits or security under workman’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements (including Liens on insurance policies and proceeds thereof or other deposits to secure insurance premium financings) or earnest money deposits required in connection with a purchase agreement or other acquisition;

(15)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases;

(16)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(21)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(22)	Liens to secure Permitted Debt described in clauses (8) and (15) (provided that, any Lien securing Permitted Debt described in such clause (15) may only attach to, be granted in respect of, or exist on, assets of Foreign Restricted Subsidiaries) of the definition thereof; and

(23)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $3.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means Michel B. Moreno. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made and consummated in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Principal.

“Private Placement Legend” means the legend set forth on the Initial Notes in the form set forth in Exhibit A.

“Pro Forma Consolidated Leverage Ratio” means as of any date (the “Transaction Date”), the ratio of (x) Consolidated Total Debt of the Company as of the Transaction Date to (y) Consolidated Cash Flow of the Company for the most recently ended four consecutive fiscal quarters for which internal financial statements are available. In addition, for purposes of calculating the Pro Forma Consolidated Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the most recently ended four consecutive fiscal quarters for which internal financial statements are available or subsequent to such four consecutive fiscal quarters and on or prior to the Transaction Date will be given pro forma effect in accordance with Regulation S-X under the Securities Act and pro forma effect shall be given to all Pro Forma Cost Savings as if they had occurred on the first day of such four consecutive fiscal quarters;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Transaction Date, will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such four consecutive fiscal quarters; and

(4)	any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such four consecutive fiscal quarters.

“Pro Forma Consolidated Secured Leverage Ratio” means as of any date (the “Secured Leverage Ratio Transaction Date”), the ratio of (x) Consolidated Total Debt of the Company as of the Secured Leverage Ratio Transaction Date that is secured by a Lien on any asset of the Company or any of its Restricted Subsidiaries to (y) Consolidated Cash Flow of the Company for the most recently ended four consecutive fiscal quarters for which internal financial statements are available. In addition, for purposes of calculating the Pro Forma Consolidated Secured Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the most recently ended four consecutive fiscal quarters for which internal financial statements are available or subsequent to such four consecutive fiscal quarters and on or prior to the Secured Leverage Ratio Transaction Date will be given pro forma effect in accordance with Regulation S-X under the Securities Act and pro forma effect shall be given to all Pro Forma Cost Savings as if they had occurred on the first day of such four consecutive fiscal quarters;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Leverage Ratio Transaction Date, will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Secured Leverage Ratio Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such four consecutive fiscal quarters; and

(4)	any Person that is not a Restricted Subsidiary on the Secured Leverage Ratio Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such four consecutive fiscal quarters.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records and certified as such by the chief financial officer of the Company in an Officers’ Certificate delivered to the Trustee; or

(2)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the chief financial officer of the Company reasonably determines in good faith will actually be realized within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation as evidenced in an Officers’ Certificate delivered to the Trustee that sets forth the specific steps to be taken within such period to accomplish such reduction in net costs and expenses.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Registration Rights Agreement” means the registration rights agreement, dated the Issue Date, by and among the Company, the Guarantors and the Initial Purchaser.

“Regulation S” means Regulation S under the Securities Act.

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of the Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the forty (40) day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means one or more revolving credit facilities, commercial paper facilities, term loan facilities, receivables financings and/or notes or bond financings, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time that extend the maturity of, refinance, replace or otherwise restructure (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted to be incurred pursuant to clause (1) of the definition of Permitted Debt) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Separation Date” means the earliest of:

(1)	180 days following the Issue Date;

(2)	the date on which a registration statement with respect to a registered exchange offer for the Notes is declared effective under the Securities Act;

(3)	the date on which a shelf registration statement with respect to the Warrant Shares is declared effective under the Securities Act; and

(4)	such date as the Initial Purchaser in its sole discretion shall determine.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Leased Premises” means (i) all interests of the tenant and any of its successors and/or assigns under that certain Lease Agreement with Option Purchase entered into as of October 1, 2011 by and between Mass Prentiss Blackwell, Jr., as landlord, and Green Field Energy Services, L.L.C., as the tenant and (ii) any interests subject to any lease or sublease entered into by the Company or any Guarantor after the Issue Date in respect of sand or other mineral deposits.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

For the avoidance of doubt, as of the Issue Date, TPT will not be considered a “Subsidiary”.

“TPT” means Turbine Powered Technology, LLC, a Louisiana limited liability company.

“Transaction Costs” means fees and costs (including transaction fees, attorney’s fees and other professional costs) incurred in connection with the issuance of the Notes and any Senior Credit Facility permitted hereunder.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2014; provided, however, that if the period from the redemption date to November 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” when used with respect to the Trustee or the Collateral Agent, means any officer or authorized representative of the Trustee or the Collateral Agent, as applicable, within the Corporate Trust Office of the Trustee or the Collateral Agent, as applicable, with direct responsibility for the administration of this Indenture and/or the Collateral Documents and also, with respect to a particular matter, any other officer of the Trustee or the Collateral Agent, as applicable, to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by Section 4.16, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“U.S. Person” means a Person who is a U.S. person as defined in Regulation S.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Section 1.01. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.16
“AI Global Notes”	2.01
“Alternate Offer”	4.10
“Asset Sale Offer”	4.11
“Asset Sale Offer Payment Date”	4.11
“Authenticating Agent”	2.02
“Calculation Date”	Definition of Fixed Charge Coverage Ratio
“Change of Control Offer”	4.10
“Change of Control Payment”	4.10
“Change of Control Payment Date”	4.10
“Collateral Agent”	Preamble
“Company”	Preamble
“Covenant Defeasance”	8.01
“Default Rate”	4.01
“Excess Proceeds”	4.11
“Event of Default”	6.01
“Global Notes”	2.01
“Initial Notes”	Preamble
“incur”	4.08
“Indemnified Party”	7.07

Term	Defined in Section
“Legal Defeasance”	8.01
“Legal Holiday”	11.07
“Owned Premises”	4.18
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.08
“Physical Notes”	2.14
“Premises”	4.18
“QIB Global Notes”	2.01
“Redemption Date”	3.01
“Register”	2.03
“Registrar”	2.03
“Regulation S Global Notes”	2.01
“Regulation S Temporary Global Notes”	2.01
“Regulation S Permanent Global Notes”	2.01
“Restricted Payments”	4.09
“Secured Leverage Ratio Transaction Date”	Definition of Pro Forma Consolidated Secured Leverage Ratio
“Semi-Annual Offer”	4.12
“Semi-Annual Offer Amount”	4.12
“Semi-Annual Offer Payment Date”	4.12
“Specified Date”	4.12
“Transaction Date”	Definition of Pro Forma Consolidated Leverage Ratio
“Trustee”	Preamble
“Warrant Shares”	Preamble
“Units”	Preamble

Section 1.02. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each of the Company or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and words in the plural include the singular;

(v) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vi) when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation;”

(vii) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated; and

(viii) unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Indenture shall have such meanings when used in each other Notes Document.

ARTICLE II

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto (“Global Notes”). The Notes may have notations, legends or endorsements required by law, stock exchange rule or the Depository rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the form of the Note annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b) Global Notes. Notes originally sold to QIBs shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “QIB Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more temporary global notes in registered form, substantially in the form set forth in Exhibit A (the “Regulation S Temporary Global Notes”), deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a QIB Global Note or an AI Global Note bearing a Private Placement Legend); and

(2) an Officers’ Certificate from the Company.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes”), deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note.

Notes resold to Accredited Investors shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “AI Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Until the Separation Date, any Notes comprising a part of a Unit shall bear the Unit Legend set forth in Exhibit B.

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officer executing such Notes, as evidenced by their execution of such Notes.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication; Additional Notes; Aggregate Principal Amount.

An Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Company may, subject to compliance with Section 4.08 hereof, issue Additional Notes in an unlimited amount under this Indenture.

The Trustee shall authenticate the Initial Notes for original issue in the aggregate principal amount not to exceed $250.0 million and one or more series of Additional Notes in each case upon written orders of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.08. In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes or Additional Notes. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency which shall initially be the office of the Trustee, where Notes may be presented or surrendered for (a) registration of transfer or for exchange (the “Registrar”) and (b) payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the Trust Indenture Act and implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fail to give the foregoing notice, the Trustee shall act as such.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Company.

Section 2.04. Obligations of Paying Agent.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold separate and apart from, and not commingle with any other properties, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee in writing of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon receipt by the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee at least seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

Section 2.06. Transfer and Exchange.

Subject to the provisions of Section 2.14 and 2.15, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or co-Registrar may reasonably require. To permit registrations of transfers and exchanges, the Company shall issue and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.10, 3.06, 4.10, 4.11, 4.12 or 9.05, in which event the Company shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article III, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through the Depository, in accordance with this Indenture and the Applicable Procedures.

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Company upon its request or the Trustee that such Note has been acquired by a protected purchaser, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. Except with respect to mutilated Notes, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel. In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in their discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note shall constitute an additional obligation of the Company, entitled to the benefits of this Indenture.

Section 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Notes; When Notes Are Disregarded.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Company or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Issuers may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Issuers in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate upon receipt of a written order of the Issuers pursuant to Section 2.02 definitive Notes in exchange for temporary Notes. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.11. Cancellation.

The Company at any time may deliver Notes previously authenticated hereunder that the Company has acquired in any lawful manner to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that they have paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Trustee shall dispose of all cancelled Notes in accordance with customary procedures or, at the written request of the Company, shall return the same to the Company (unless applicable law or the Trustee’s procedures requires the Trustee to retain possession of such cancelled Notes).

Section 2.12. CUSIP Numbers.

A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in any CUSIP number.

Section 2.13. Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be.

Section 2.14. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of the Depository, (ii) be delivered to the Trustee as custodian for the Depository and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of the Depository and the provisions of Section 2.15; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor Depository is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue Physical Notes.

(c) Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Notes, shall, upon such transfer or exchange, cease to be an interest in such Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to clause (b) of this Section 2.14, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount.

(e) In connection with the transfer of an entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.14, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f) At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement will made on such Global Notes by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g) Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to clause (b) or (c) shall, except as otherwise provided by clauses (a)(1)(x) and (c) of Section 2.15, bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit B.

(h) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15. Special Transfer and Exchange Provisions.

(a) Transfers or Exchanges to Non-QIB Accredited Investors and Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer or exchange of a Note constituting a Restricted Security to any Accredited Investor which is not a QIB or to any Non-U.S. Person:

(1) the Registrar shall register the transfer or exchange of any Note constituting a Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer or exchange is after the expiration of the holding period set forth in Rule 144 under the Securities Act or (y) (1) in the case of a transfer or exchange to an Accredited Investor that is not a QIB (excluding Non-U.S. Persons), the proposed transferor or owner, as the case may be, has delivered to the Registrar a certificate substantially in the form of Exhibit C or Exhibit D, as applicable, each as attached hereto, and the proposed transferee or such owner, as applicable, has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto or (2) in the case of a transfer or exchange to a Non-U.S. Person, the proposed transferor or owner, as the case may be, has delivered to the Registrar a certificate substantially in the form of Exhibit C or Exhibit D, as applicable, each as attached hereto; and

(2) if the proposed transferor or owner, as applicable, is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the applicable certificate, if any, required by clause (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon (1) the Registrar shall reflect on its books and records the date and (if the transfer or exchange does not involve a transfer or exchange of outstanding Physical Notes) a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred or exchanged, and (2) the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes, if necessary, of like tenor and principal amount.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer or exchange of a Note constituting a Restricted Security to a QIB (excluding transfers and exchanges to Non-U.S. Persons):

(1) the Registrar shall register the transfer or exchange if such transfer or exchange is being made by a proposed transferor or owner, as applicable, who has delivered to the Registrar a certificate substantially in the form of Exhibit C or Exhibit D, as applicable, each as attached hereto, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor or owner is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(2) if the proposed transferee is an Agent Member, and the Notes to be transferred or exchanged consist of Physical Notes which after such transfer or exchange are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred or exchanged, and the Trustee shall cancel the Physical Notes so transferred or exchanged.

(c) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the circumstance contemplated by clause (a)(1)(x) of this Section 2.15 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

(d) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depository.

Section 2.16. Transfers and Exchanges of Global Notes and Physical Notes.

A transfer or exchange of a Global Note or a Physical Note (including the right to receive principal and interest, payable thereon) may be made only by the Registrar’s entering such transfer or exchange in the Register. Prior to such entry, the Company shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

ARTICLE III

REDEMPTION

Section 3.01. Redemption.

(a) Optional Redemption on or after November 15, 2014. Except as described in Sections 3.01(b), (c) and (d), the Notes are not redeemable before November 15, 2014. On or after November 15, 2014, the Company may redeem on any one or more occasions all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	109.750%
2015 and thereafter	100.000%

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date.

(b) Optional Redemption Upon Equity Offerings. At any time prior to November 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to the issuance of any additional Notes) upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price of 113.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more bona fide public or private sales of common Equity Interests (other than Disqualified Stock) of the Company to one or more Persons who are not Affiliates, officers, directors or employees of the Company or any of its Subsidiaries; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (calculated after giving effect to the original issuance of any additional Notes) (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

(c) Optional Redemption prior to November 15, 2014. At any time prior to November 15, 2014, the Company may also on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except as set forth in this Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest, the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

(d) Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under Sections 4.10, 4.11 and 4.12 hereof. The Company and its Affiliates may at any time and from time to time purchase Notes in the open market, by tender offer, negotiated transactions or otherwise.

Section 3.02. Selection of Notes to be Redeemed.

(a) In the event that the Company choose to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate and, in any case, in accordance with Applicable Procedures.

If a partial redemption is made at any time, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the Applicable Procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed. The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or an integral multiple of $1,000 in excess thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

Notice of redemption will be mailed by first-class mail at least thirty (30) but not more than sixty (60) days before the date of redemption (the “Redemption Date”) (except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), to the Trustee and each Holder to be redeemed at its registered address. At the Company’ written request delivered at least ten (10) days before the notice of redemption is to be given to the Holders (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’ name and at the Company’ expense, provided that the Company’ request to the Trustee contains the information listed in clause (a) of Section 3.03 hereof. Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

(a)	Each notice of redemption shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest to be paid the Redemption Date;

(3) the name and address of the Paying Agent;

(4) the CUSIP number;

(5) the subparagraph of the Notes pursuant to which such redemption is being made;

(6) the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest to (but not including) the Redemption Date;

(7) that, unless the Company fail to deposit with the Paying Agent funds in satisfaction of the applicable Redemption Price, interest, on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.05, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest to (but not including) the Redemption Date, upon surrender to the Paying Agent of the Notes redeemed;

(8) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued; and

(9) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

Notices of redemption may, at the Company’s discretion, be conditioned upon the satisfaction of one or more conditions, including the consummation of an acquisition, financing transaction or equity offering.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest to (but not including) the Redemption Date. Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest thereon to (but not including) the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant record dates referred to in the Notes.

Section 3.05. Deposit of Redemption Price.

Not later than 11:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest to (but not including) the Redemption Date, of all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article VII.

If the Company complies with this Section 3.05, then the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of, premium, if any, and interest, on, the Notes shall be considered paid on the date it is due if the Trustee or Paying

Agent (other than the Company or an Affiliate of the Company) holds as of 11:00 a.m. New York City time on that date U.S. Legal Tender designated for and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture. The Company shall pay interest on overdue principal (including interest accruing at the then applicable rate provided in the Notes Documents after the occurrence of any Event of Default set forth in Section 6.01(9) or (10) of this Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws) at 1% per annum in excess of the rate per annum set forth in the Notes (the “Default Rate”), and it shall pay interest on overdue installments of interest, if any, at the same Default Rate to the extent lawful

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain the office or agency required under Section 2.03. The Company shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

Section 4.03. Corporate Existence.

Except as otherwise permitted by Article IV, Article V and Article X, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect (i) its corporate existence and the limited liability company, corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such material right, license or franchise, or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.04. Payment of Taxes and Other Claims.

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon them or any of the Restricted Subsidiaries or its properties or any of the Restricted Subsidiaries’ properties; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.05. Maintenance of Properties and Insurance.

The Company shall cause each of its Restricted Subsidiaries to, maintain in good working order and condition in all material respects (subject to ordinary wear and tear) their properties that are used or useful in the conduct of their business and that are material to the conduct of such business, and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section 4.05 shall prevent any of the Company’s Restricted Subsidiaries from discontinuing the operation and maintenance of any of their properties if such discontinuance is desirable in the conduct of their businesses and is not disadvantageous in any material respect to the Holders, in each case as determined in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be.

The Company shall maintain, and the Company shall cause each of its Restricted Subsidiaries to maintain, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and the Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry in which the Company and the Restricted Subsidiaries are engaged.

Section 4.06. Compliance Certificate, Notice of Default.

(a) The Company and the Guarantors shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 2011, an Officers’ Certificate stating that a review of their activities during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer of the Company) with a view to determining whether the Company and Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge each of the Company and Guarantors during such preceding fiscal year has kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company or any Guarantor elect to change the manner in which it fixes its fiscal year end.

(b) (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder has provided written notice to the Company that such Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Company shall deliver to the Trustee, at its address set forth in Section 11.02, by registered or certified mail or by facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event or notice, and the status thereof within ten (10) Business Days of any such officer becoming aware of such occurrence.

Section 4.07. Waiver of Stay, Extension or Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or Guarantors from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force; and (to the extent that it may lawfully do so) each of the Company and the Guarantors hereby expressly waive all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.08(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or, solely with respect to the Company, the issuance of any Disqualified Stock:

(1) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit and bankers’ acceptances under a Senior Credit Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed the greater of (x) $30.0 million and (y) following the first date on which the Company’s Pro Forma Consolidated Leverage Ratio is less than 3.00 to 1.00, 10% of Consolidated Tangible Assets of the Company as of the most recently ended fiscal quarter for which internal financial statements are available at the time of such incurrence;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including, without limitation, Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase, lease or cost of design, construction, installation or improvement of property (real or personal), plant or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) and (14) of this Section 4.08(a);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(i) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(ii) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, insurance premium finance agreements, statutory obligations, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the proceeds of such Indebtedness are deposited and used to defease all of the Notes as described under Section 8.01 or 8.02;

(14) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Company); provided that after giving effect to such transaction, (a) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant and (b) the aggregate principal amount of all Indebtedness incurred under this clause (14) shall not exceed $10.0 million at any time outstanding;

(15) the incurrence of Indebtedness by any Foreign Restricted Subsidiary of the Company; provided that (a) after giving effect to such incurrence (and the application of the net proceeds therefrom) the aggregate principal amount of all Indebtedness incurred under this clause (15) shall not exceed $5.0 million at any time outstanding and (b) any Foreign Restricted Subsidiary of the Company may only incur Indebtedness under this clause (15) from and after any date on which the Company’s Pro Forma Consolidated Leverage Ratio is less than 3.00 to 1.00; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $10.0 million; provided that the Company or any of its Restricted Subsidiaries may only incur Indebtedness under this clause (16) from and after any date on which the Company’s Pro Forma Consolidated Leverage Ratio is less than 3.00 to 1.00.

(c) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) of the definition thereof, or is entitled to be incurred pursuant to clause (a) of this Section 4.08, the Company will be permitted to divide or classify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the Fair Market Value of such assets at the date of determination; and

(ii) the amount of the Indebtedness of the other Person.

Section 4.09. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (a) any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or (b) (i) that certain Act of Redemption of Membership Interest, dated as of May 14, 2011, between the Company and Moody Moreno & Rucks, L.L.C. or (ii) that certain Act of Redemption of Membership Interest, dated as of May 14, 2011, among, inter alios, the Company and Egle Ventures, L.L.C.; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is (x) sold for cash or otherwise cancelled, liquidated or repaid for cash or (y) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b)	Notwithstanding the foregoing, Section 4.09(a) does not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (5) below;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition, cancellation or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any future, current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan, stock option plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or any other management or employee benefit plan, agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period; provided further that such amount in any twelve-month period may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to members of management, directors or consultants of the Company or any of its Subsidiaries that occurs after the Issue Date to the extent that the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of Section 4.09(a) or clause (2) of this Section 4.09(b); plus

(b) the cash proceeds of “key-man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants or similar stock-based instruments to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants or similar stock-based instruments or in connection with a gross-up or tax withholding related to such Equity Interests;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described under Section 4.08(a) hereof;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to, but, in any event, no more favorable to the holders of such Subordinated Indebtedness or Disqualified Stock than, those described under Sections 4.10 and 4.11 hereof; provided that any such repurchase, redemption, acquisition or retirement for value pursuant to a provision similar to (a) the provision described under Section 4.10 shall be at a purchase price not greater than 101% of the principal amount thereof and (b) the provision described under Section 4.11 shall be at a purchase price not greater than 100% of the principal amount thereof; provided further that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) payments of cash, dividends or distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of fractional shares; and

(10) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $2.0 million since the Issue Date.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Section 4.10. Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company at such time has given notice of redemption with respect to all outstanding Notes as described under Section 3.01, each Holder will have the right to require that the Company purchase all or a portion (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Within thirty (30) days following the date upon which the Change of Control occurred, unless the Company at such time has given notice of redemption with respect to all outstanding Notes as described under Section 3.01 hereof, the Company must send, by first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.10 and that, to the extent lawful, all Notes validly tendered and not withdrawn shall be accepted for payment;

(2) the purchase date (including the amount of accrued interest), which must be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(3) that any Note not tendered shall continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its elections to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof, and such new Notes will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made); and

(8) the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control payment (the “Change of Control Payment”) in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

The Paying Agent will promptly deliver to each holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that any such new Notes will be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(e) The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.01, unless and until there is a default in payment of the applicable Redemption Price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

Section 4.11. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.11, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 120 days after such Asset Sale, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clause (2) or (4) of Section 4.11(b).

(b)	Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Indebtedness and other Obligations under the Senior Credit Facility and to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.11(b) will constitute “Excess Proceeds.” Within 10 Business Days after the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis (or, in the case of Global Notes, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in Cash Equivalents.

(e) Each notice of an Asset Sale Offer shall be mailed first class, postage prepaid, to the record Holders and shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. Such notice shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.11 and that, to the extent lawful, all Notes validly tendered and not withdrawn shall be accepted for payment;

(2) the purchase date (including the amount of accrued interest), which must be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law (the “Asset Sale Offer Payment Date”);

(3) that any Note not tendered shall continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Asset Sale Offer Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days prior to the Asset Sale Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its elections to have such Notes purchased; and

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof, and such new Notes will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made).

(f)	On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Asset Sale Offer;

(2) deposit with the Paying Agent an amount equal to the Asset Sale Offer payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

Any amounts remaining after the purchase of Notes pursuant to a Asset Sale Offer shall be returned by the Trustee to the Company.

(g) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.12. Semi-Annual Offer

(a) Within 60 days of each of June 30 and December 31 of each year (each, a “Specified Date”), commencing with December 31, 2012, the Company shall make an offer (a “Semi-Annual Offer”) to the Holders of the Notes to repurchase the maximum principal amount of Notes that may be repurchased with the Semi-Annual Offer Amount at the purchase price described below. The “Semi-Annual Offer Amount,” with respect to each Semi-Annual Offer, shall mean an amount equal to the excess of (x) $25.0 million over (y) the aggregate principal amount of Notes repurchased and cancelled or redeemed during the six-month period ending on the Specified Date with respect to which such Semi-Annual Offer is being made (other than any Notes repurchased in connection with a Semi- Annual Offer or Asset Sale Offer).

(b) The Company will mail within 60 days of each relevant Specified Date an offer to each Holder of the Notes, with a copy to the Trustee, which offer shall govern the terms of the applicable Semi-Annual Offer. Such offer shall state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Semi-Annual Offer Payment Date”).

(c) Notes will be purchased in aggregate principal amounts equal to $1,000 or integral multiples of $1,000 in excess thereof. If only a portion of a Note is purchased pursuant to a Semi-Annual Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Semi-Annual Offer will be cancelled and cannot be reissued.

(d) In each Semi-Annual Offer, the Company will be required to repurchase Notes validly tendered and not withdrawn at a purchase price in cash equal to 103% of their principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the Semi-Annual Offer Payment Date (subject to pro-ration in the event of oversubscription and to the right of Holders of Notes on the relevant regular record date to receive interest due on an interest payment date falling on or prior to the applicable date of repurchase).

(e) On the Semi-Annual Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Semi- Annual Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price to be paid in such Semi-Annual Offer in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes or portions of Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(f) The Paying Agent will promptly deliver to each Holder of Notes or portions of Notes properly tendered and not withdrawn the purchase price payable with respect to such Notes or portions of Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that any such new Notes will be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of any Semi-Annual Offer on or as soon as practicable after the Semi-Annual Offer Payment Date.

(g) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Semi-Annual Offer. To the extent that the provisions of any securities laws or regulations conflict with the Semi-Annual Offer provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Semi-Annual Offer provisions of this Indenture by virtue of such compliance.

Section 4.13. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority of any preferred stock in receiving dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) the Notes Documents;

(iii) agreements governing Indebtedness incurred in compliance with Section 4.08 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein, taken as a whole, are not materially more restrictive than those contained in the Notes Documents, in each case, as then in effect;

(iv) the agreements governing the Senior Credit Facility and any Indebtedness evidencing Permitted Debt described in clause (15) thereof; provided that the encumbrances or restrictions contained therein, taken as a whole, are, in the good faith judgment of the Board of Directors of the Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as determined by the Board of Directors of the Company);

(v) applicable law, rule, regulation or order;

(vi) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vii) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(viii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(ix) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(x) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors of the Company);

(xi) Liens permitted to be incurred under Section 4.15 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xiii) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.14. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.09 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.08, the Company will be in default of Section 4.08. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.08, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.15. Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.16. Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate payments or consideration in excess of $250,000 (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and, if in the good faith judgment of a majority of the disinterested members of the Board of Directors (whose determination shall be conclusive), no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.16(a) hereof:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation, fees and reimbursement of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to any director, officer, employee or consultant of the Company or any of its Restricted Subsidiaries or to any other Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of Section 4.09 and Permitted Investments described under clause (16) of the definition of the term Permitted Investments;

(7) payments, advances or loans (or cancellation of loans) to employees or consultants of the Company or any of its Restricted Subsidiaries which are otherwise permitted under this Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date or described in the Offering Memorandum and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by a majority of the disinterested members of the Board of Directors of the Company); and

(9) transactions pursuant to agreements entered into with any Person prior to the time such Person became an affiliate (and, in any event, not in contemplation of any transaction in connection with which such Person would become an affiliate) and any amendment, modification or replacement of such agreements (so long as such amendment, modification or replacement is not less favorable to the Company and its Restricted Subsidiaries, taken as a whole, then the original agreement as in effect on the Issue Date as determined in good faith by a majority of the disinterested members of the Board of Directors of the Company).

Section 4.17. Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then that newly acquired or created Domestic Restricted Subsidiary will within ten Business Days of the date on which it was acquired or created (i) execute and deliver to the Trustee a supplemental indenture substantially in the form attached to this Indenture pursuant to which such Domestic Restricted Subsidiary will Guarantee the Notes, (ii) execute and deliver to the Collateral Agent joinder agreements or other similar agreements with respect the applicable Collateral Documents and (iii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and other documents required to be delivered pursuant to clause (ii) above have been duly authorized, executed and delivered and constitute legally valid and binding and enforceable obligations (subject to customary qualifications and exceptions); provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Each Guarantee shall be automatically released as described under Section 10.02 hereof.

Section 4.18. Real Estate Mortgages and Filings.

With respect to any real property owned in fee simple by the Company or any Guarantor, where such owned real property is located in the United States and does not constitute an Excluded Asset described in clause (7) of the definition thereof (the “Owned Premises”), and any Specified Leased Premises (together with the Owned Premises, collectively, the “Premises”), the Company or such Guarantor shall use commercially reasonable efforts to, within 90 days of the later of (x) the Issue Date and (y) the acquisition thereof or the entry into a lease or sublease therefor, as applicable:

(1) deliver to the Collateral Agent, as mortgagee, for the benefit of the holders of the Notes, fully executed counterparts of Mortgages, duly executed by the Company or the applicable Guarantor, as the case may be, and corresponding UCC fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(2) other than with respect to the Existing Specified Property, deliver to the Collateral Agent, (i) mortgagee’s title insurance policies (except with respect to the Company’s or any Guarantor’s ownership in and other rights to the sand and other mineral interests in or under the Specified Leased Premises) in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgages, insuring that title to such property is marketable and that the interests created by the Mortgage (except with respect to the Company’s or any Guarantor’s ownership in and other rights to the sand and other mineral interests in or under the Specified Leased Premises) constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment in full) of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(3) other than with respect to any Premises owned or leased by the Company or a Guarantor on the Issue Date or a mineral lease, deliver to the Collateral Agent either (i) new ALTA surveys or (ii) the most recent existing surveys of such Premises, together with either (y) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (z) an affidavit and/or indemnity from the Company or the applicable Guarantor, as the case may be, stating that, to its knowledge, there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or such Guarantor, as applicable, of such Premises for the Company or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case (i) and (ii), in form and substance sufficient for the title insurer issuing the title policies to remove the standard survey and survey-related exceptions from such policies and issue the survey, survey-related, and other endorsements required pursuant to clause (2) above to such policy;

(4) deliver opinions of counsel to the Collateral Agent in the jurisdictions where such Premises are located and the jurisdiction of the Company or the applicable Guarantor, as the case may be, in each case, in form and substance customary in comparable financings, including, but not limited to, opinions stating that such Mortgage (i) has been duly authorized, executed and delivered by the Company or such Guarantor, (ii) constitutes a legal, valid, binding and enforceable obligation of the Company or such Guarantor and (iii) is in proper form for recording in order to create, when recorded in the appropriate recording office, a mortgage Lien on the property and a security interest in that part of the property constituting fixtures, and upon proper recording in the appropriate recording office, the Mortgage will make effective such Lien and security interest intended to be created thereby;

(5) other than with respect to the Existing Specified Property, deliver to the Collateral Agent FEMA Standard Flood Hazard Determinations with respect to each of the Premises, notice about special flood hazard area status and flood disaster assistance, and, in the event any such Premises is located in a special flood hazard area, evidence of flood insurance;

(6) deliver to the Collateral Agent copies of all leases and subleases in connection with each of the Specified Leased Premises;

(7) to the extent applicable, deliver to the Collateral Agent in connection with each of the Specified Leased Premises fully executed, customary landlord lien waivers, collateral access agreements, assignments, subordination, non-disturbance and attornment agreements, consents and estoppels; and

(8) such other information, documentation, and certifications as may be necessary in order to create valid, perfected and subsisting Liens against the Premises covered by the Mortgages.

Section 4.19. Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.20. Actions with Respect to TPT.

The Company will not (a) dispose of any its Capital Stock in TPT, (b) consent to the disposition by TPT of any of its assets or rights, in each case, if such disposition could reasonably be expected to materially impair the operation of the Company’s business or materially adversely affect the rights of the Holders of the Notes or (c) consent to (i) the taking by TPT or its manager and chief executive officer of any action described under Section 5.13.2 (“Limitations on Management”) of TPT’s operating agreement or (ii) any amendment or other modification to such operating agreement, except to the extent that any such action, amendment or other modification would not reasonably be expected to (A) be materially adverse to the Company and its Restricted Subsidiaries or the Holders of the Notes or (B) impair the ability of the Company to satisfy its material obligations in respect of the Notes or under this Indenture.

Section 4.21. Reports to Holders.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes and the Trustee (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that the quarterly report with respect to the Company’s fiscal quarter ended September 30, 2011, shall not be required to be furnished until December 15, 2011.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

(d) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) of Section 4.21(a) with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

(e) If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in this Section 4.21 with the SEC within the time periods specified in Section 4.21(a) unless the SEC will not accept such filings. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.

(f) Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Company, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Company will post such reports on a website no later than the date the Company is required to provide those reports to the Trustee and the Holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Trustee, a Holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

(g) The Company shall, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the Holders of the Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten Business Days after distribution of such financial information.

(h) The Company agrees that, for so long as any Notes remain outstanding, it shall furnish to the Holders of Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.22. Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.23. Further Assurances.

(a) The Company will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

(1) carry out the terms and provisions of the Collateral Documents;

(2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

(3) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

(4) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Collateral Documents or under any other instrument executed in connection herewith.

(b) Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under this Indenture, the Registration Rights Agreement, or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company for such governmental consent, approval, recording, qualification or authorization.

ARTICLE V

SUCCESSOR CORPORATION

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(i) the Company is the surviving corporation; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture, the Registration Rights Agreement and the Collateral Documents;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Clauses (3) and (4) of Section 5.01(a) will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors.

(c) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, the Registration Rights Agreement and appropriate Collateral Documents; or

(ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

Section 5.02. Successor Entity Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under this Indenture and the Note Guarantees.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.08, 4.09, 4.10, 4.11, 4.12 or 5.01;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries other than Indebtedness owed to the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by this Indenture and the Collateral Documents, with respect to any assets or property having a Fair Market Value in excess of $5.0 million, individually or in the aggregate, that constitutes, or under this Indenture or any Collateral Document is required to constitute, Collateral, (a) any of the Collateral Documents shall for any reason cease to be in full force and effect in all material respects, or the Company or a Guarantor shall so assert, or (b) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except in each case solely as a result of the Collateral Agent taking or refraining from taking any action in its sole control;

(8) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or Guarantors, as the case may be, denies or disaffirms its or their obligations under its or their Note Guarantee(s), as applicable;

(9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Code:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(9) or (10)) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of and premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b) If an Event of Default specified in Section 6.01(9) or (10) occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration with respect to the Notes as described in clauses (a) and (b) of this Section 6.02, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes):

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except non-payment of principal, premium, if any, or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid or deposited with the Trustee for payment therefor without any restriction on or condition to the application by the Trustee towards such payment;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

(5) in the event of the cure or waiver of an Event of Default described in Section 6.01(4), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or, subject to the Intercreditor Agreement, to enforce the performance of any provision of the Notes, this Indenture or any of the other Notes Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Sections 2.09, 6.02(c), 6.07 and 9.02, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of, premium, interest, if any, or Additional Interest, if any, on any Notes. When a Default or Event of Default is waived, it is cured and ceases to exist.

Section 6.05. Control by Majority.

Subject to Section 2.09, the Intercreditor Agreement and applicable law, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent including, without limitation, any remedies provided for in Section 6.03. Subject to Section 7.01 and 7.02(6), however, the Trustee or the Collateral Agent may refuse to follow any direction (which direction, if sent to the Trustee or the Collateral Agent, shall be in writing) that the Trustee or the Collateral Agent, reasonably believes conflicts with any applicable law, the Intercreditor Agreement or any of the other Notes Documents, that the Trustee or the Collateral Agent determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee or the Collateral Agent to personal liability; provided that the Trustee or the Collateral Agent, may take any other action deemed proper by the Trustee or the Collateral Agent, respectively, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, shall be in writing).

Section 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, interest, premium, if any, or Additional Interest, if any, when due, no holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee or Collateral Agent.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, subject to the Intercreditor Agreement, the Trustee or the Collateral Agent may recover judgment (i) in its own name and (ii)(x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Notes Secured Parties (as defined in the Collateral Agreements), in each case against the Company or any other obligor on the Notes for the whole amount of principal of, premium, if any, and accrued interest remaining unpaid on, the Notes, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, if any, at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due any such Person under the Collateral Documents and Section 7.07.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and, subject to the Intercreditor Agreement, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, reasonable expenses, taxes, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due any such Person under the Collateral Documents and Section 7.07. The Company’ payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 and under the other Notes Documents (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second: if the Holders are forced to proceed against the Company directly without the Trustee or the Collateral Agent, to Holders for their collection costs;

Third: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Fourth: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE VII

TRUSTEE

Section 7.01. Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the Trust Indenture Act and as set forth herein.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trust Indenture Act and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture.

(c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability (financial or otherwise). The Trustee shall be under no obligation to exercise any of its rights or powers under this Notes Documents at the request, order or direction of any Holders unless such Holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs and expenses which may be incurred by it (including repayment of its own funds) in compliance with such request, order or direction.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

Section 7.02. Rights of Trustee.

Subject to Section 7.01:

(1) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement instrument, opinion, report, request direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The written advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(3) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4) The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(5) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records and premises of the Company and Guarantors, personally or by agent or attorney and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys. Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Articles IV or V hereof.

(6) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(7) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of each of the Company and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of each of the Company to have been duly adopted and in full force and effect on the Issue Date.

(8) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee shall have received from the Company, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Indenture.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(10) The Trustee may request that the Company each deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(11) The permissive right of the Trustee to take any action under this Notes Documents shall not be construed as a duty to so act.

(12) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Holders may not enforce this Indenture or the Notes except as provided in this Indenture and under the Trust Indenture Act. The Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee an indemnity or security satisfactory to the Trustee.

(13) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to Trust Indenture Act Sections 310(b) and 311.

Section 7.04. Trustee’s Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes or the Collateral Documents, and it shall not be accountable for the Company’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, the Notes, the Collateral Documents or any other documents in connection with the issuance of the Notes other than the Trustee’s certificate of authentication, which shall be taken as the statement of the Company, and the Trustee assumes no responsibility for their correctness.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Documents, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Collateral Documents or any agreement or assignment contained in any thereof, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 7.05. Notice of Default.

If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Company or any Holder, the Trustee shall mail to each Holder, with a copy to the Company, notice of the Default or Event of Default within ninety (90) days thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, interest, or Additional Interest, if any, on any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, except in the case of a failure to comply with Article V, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within sixty (60) days after each January 15, beginning with January 15, 2012, the Trustee shall, to the extent that any of the events described in Trust Indenture Act Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act Section 313(a). The Trustee also shall comply with Trust Indenture Act Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed by the Trustee with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Company shall promptly notify the Trustee in writing if the Notes become listed or quoted on any stock exchange or market and the Trustee shall comply with Trust Indenture Act Section 313(d) and any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Company and the Guarantors, jointly and severally, shall pay to the Trustee (the “Indemnified Party”) from time to time such reasonable compensation for its services as Trustee, as the case may be, as shall from time to time be agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Indemnified Party upon request for all reasonable out-of-pocket expenses incurred or made by it in connection with the performance of its duties under, as the case may be, the Notes Documents. Such expenses shall include the reasonable fees and expenses of the Indemnified Party’s agents and counsel.

The Company and the Guarantors, jointly and severally, hereby agree to indemnify the Indemnified Party and its officers, directors, employees and agents for, and to hold it harmless against, any loss, cost, claim, liability or expense (including taxes) incurred by of it except for such actions to the extent caused by any negligence, bad faith or willful misconduct on the part of the Indemnified Party as determined by a final nonappealable judgment of a court of competent jurisdiction, arising out of or in connection with the Notes Documents, or the acceptance or administration of this trust, including the reasonable costs and expenses of enforcing this Indenture or the other Notes Documents against the Company or any Guarantor (including this Section 7.07) and defending itself. against any claim or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel). The Trustee shall notify the Company promptly of any claim asserted against it for which the Trustee may seek indemnity hereunder or under the other Notes Documents. Failure by the Trustee to so notify the Company shall not relieve the Company of their obligations hereunder. At the Indemnified Party’s sole discretion, the Company shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party, which consent shall not be unreasonably be withheld. Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if they assume the Indemnified Party’s defense and there is no conflict of interest between the Company and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party. The Company need not pay for any settlement made without their written consent, which consent shall not be unreasonably withheld.

To secure the Company’ and each Guarantor’s payment obligations in this Section 7.07, the Indemnified Party shall have a lien prior to the Notes on all Collateral held or collected by the Trustee or the Collateral Agent, in its capacity as such, except assets or money held in trust to pay principal of or interest on particular Notes which have been called for redemption.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Documents or the other Notes Documents or the resignation or removal of the Trustee, or the Collateral Agent.

The Trustee shall comply with the provisions of Trust Indenture Act Section 312(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee.

(a) The Trustee may resign by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company, by a resolution of its Board of Directors, may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting with respect to the Notes.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its lien, if any, provided for in Section 7.07. Upon request of the Company or the successor Trustee, such retiring Trustee shall at the expense of the Company and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

(d) If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of Trust Indenture Act Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Section 7.09. Successor Trustee by Merger, Etc.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article VII.

(b) In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2), (3) and (5). The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of Trust Indenture Act Section 310(a)(2). The Trustee shall comply with Trust Indenture Act Section 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in Trust Indenture Act Section 310(b)(1) are met. The provisions of Trust Indenture Act Section 310 shall apply to the Company, as obligors of the Notes.

If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee shall comply with Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12. Trustee as Paying Agent and Collateral Agent.

References to the Trustee in Sections 7.01(f), 7.02, 7.03, 7.04, 7.07, 7.08 and Section 7.09(a) shall include the Trustee in its role as Paying Agent, as Registrar and as Collateral Agent.

Section 7.13. Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

ARTICLE VIII

SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.01. Legal Defeasance and Covenant Defeasance.

(a) The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either clause (b) or clause (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in clause (d).

(b) Upon the Company’ exercise under clause (a) of the option applicable to this clause (b), the Company and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Note Guarantees and the Collateral Documents on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clauses (1) and (2) below, and the Company and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Note Guarantees and the Collateral Documents, except for the following which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, and interest, premium, if any, and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of this Article VIII.

The Company may exercise its option under this clause (b) notwithstanding the prior exercise of their option under clause (c) below with respect to the Notes.

(c) Upon the Company’ exercise under clause (a) of the option applicable to this clause (c), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in clause (d) below, be released and discharged from their obligations under Sections 4.04 through 4.06, Sections 4.08 through 4.23 and Section 5.01(a)(4) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under clause (a) hereof of the option applicable to this clause (c), subject to the satisfaction of the conditions set forth in clause (d) below, Sections 6.01(3) (solely as such section pertains to Sections 4.08 through 4.12 and Section 5.01(a)(4)), and Sections 6.01(4) through Section 6.01(8) (solely as such section pertains to Sections 4.04 through 4.06 and Sections 4.13 through 4.23) shall not constitute Events of Default.

(d) The following shall be the conditions to application of either clause (b) or clause (c) above to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. Legal Tender, U.S. Government Obligations, or a combination of U.S. Legal Tender and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium, if any, and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

Section 8.02. Satisfaction and Discharge.

In addition to the Company’s rights under Section 8.01, this Indenture (and all Liens on Collateral in connection with the issuance of the Notes) shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1)	either:

(i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, U.S. Legal Tender, U.S. Government Obligations or a combination of U.S. Legal Tender and U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor, as the case may be, is a party or by which the Company or any Guarantor, as the case may be, is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 8.03. Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Company and the Trustee under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, and 2.10, Sections 7.07 and 7.08 and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 7.07, 8.04, 8.05, 8.06 and 8.07 shall survive.

Section 8.04. Acknowledgment of Discharge by Trustee and Collateral Agent.

Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Company have paid or caused to be paid all other sums payable hereunder by the Company and (iii) the Company have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee, upon written request, shall acknowledge in writing the discharge of the Company’ obligations under this Indenture except for those surviving obligations specified in Section 8.03 and the Collateral Agent shall execute and deliver to the Company (at the Company’ expense) any document reasonably requested by the Company to effect or evidence any release and discharge of Lien or Collateral Document contemplated by Section 12.05.

Section 8.05. Application of Trust Moneys.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01. The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest on the Notes. Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’ request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or 8.02 or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Section 8.06. Repayment to the Company; Unclaimed Money.

Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Company upon written request from the Company any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time. Subject to applicable law, the Trustee and the Paying Agent shall pay to the Company, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Company any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Company, without interest thereon. After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, each of the Company’ and Guarantor’s obligations under this Indenture and each other Notes Document to which such Person is a party shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Company have made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01. Without Consent of Holders.

(a) From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Document, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement this Indenture, the Notes, the Note Guarantees and the Collateral Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under this Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(6) to conform the text of this Indenture, the Note Guarantees, the Notes or the Collateral Documents to any provision of the Description of Notes section of the Offering Memorandum to the extent that such provision in the Description of Notes section of the Offering Memorandum was intended to be a recitation of a provision thereof, as evidenced by an Officers’ Certificate;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8) to evidence and provide for the acceptance and appointment of a successor Trustee under this Indenture pursuant to the requirements thereof;

(9) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of this Indenture; or

(10) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in this Indenture or in the Collateral Documents.

Upon the request of either of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 7.02 and 9.06 hereof, the Trustee and the Collateral Agent, as applicable, will join with the Company and the Guarantors in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained. After an amendment, modification, waiver or supplement under this Section 9.01 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, modification, waiver or supplement. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, waiver or supplement or constitute an Event of Default hereunder.

Section 9.02. With Consent of Holders.

The Company and the Guarantors, when authorized by a resolution of the Company’s Board of Directors, and the Trustee, or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend, modify or supplement this Indenture, the Notes, the Note Guarantees and the Collateral Documents without notice to any other Holders. The Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with any provision of this Indenture, any Collateral Documents or the Notes without notice to any other Holder. However, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04, shall:

(a) without the consent of each Holder of each Note affected thereby:

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 4.10, 4.11 or 4.12);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10, 4.11 or 4.12);

(8) release any Guarantor from any of its obligations under its Note Guarantee, except as set forth under Section 10.02;

(9) change the ranking of the Notes or the Note Guarantees in a manner that adversely affects the rights of the holders of the Notes; or

(10) make any change in the amendment and waiver provisions; or

(b) without the consent of the Holders of at least 80% in aggregate principal amount of the then outstanding Notes issued under this Indenture, any amendment to, or waiver of, the provisions of this Indenture relating to the release of all or substantially all of the Collateral from the Liens securing the Notes otherwise than in accordance with the terms of this Indenture and the Collateral Documents.

Notwithstanding the foregoing, the Trustee and the Collateral Agent will not be required to enter into any amendment that adversely affects the Trustee’s or Collateral Agent’s rights and obligations under this Indenture or the Collateral Documents.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Documents or the Note Guarantees shall comply with the Trust Indenture Act as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective (which may be prior to any such amendment, waiver or supplement becoming operative), a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Company received before the date on which the Trustee and if such amendment, waiver or supplement relates to any Collateral Document, the Collateral Agent, receives written consents from the Holders of a requisite percentage in principal amount of the outstanding Notes or receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, waiver or supplement shall become effective upon receipt by the Trustee or the Collateral Agent, as the case may be, of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes or such Officers’ Certificate, whichever first occurs, and the execution thereof by the Trustee or the Collateral Agent, as the case may be.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in Sections 9.02(a) or 9.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee. The Trustee at the written direction of the Company may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company so determine, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver. Any such notation or exchange shall be made at the sole cost and expense of the Company. Failure to make the appropriate notation or issue a new Note shall not effect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc.

The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture or any Collateral Document. The Trustee or the Collateral Agent, as the case may be, shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture. Such Opinion of Counsel shall also state that the amendment or supplement is a valid and enforceable obligation of the Company.

Section 9.07. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article IX shall conform to the requirements of the Trust Indenture Act as then in effect.

ARTICLE X

GUARANTEE

Section 10.01. Note Guarantee.

Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally guarantees to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in this Indenture after the occurrence of any Event of Default set forth in Section 6.01(9) or (10), whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Document shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Documents; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03. The Note Guarantee of each Guarantor shall rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equal in right of payment with all other existing and future senior Indebtedness of such Guarantor. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture, or any Collateral Document, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Note Guarantee.

The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, shall result in the obligations of such Guarantor under the Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation in accordance with Sections 4.11 and 5.01. If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Note Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Note Guarantee.

Section 10.02. Release of a Guarantor.

(a) A Guarantor will be automatically and unconditionally released from its Note Guarantee (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions set forth under Section 4.11;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions set forth under Section 4.11;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(5) upon a Covenant Defeasance, Legal Defeasance or satisfaction and discharge of this Indenture as provided under Section 8.01 or 8.02, as the case may be.

At the Company’ request and expense, the Trustee will promptly execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment of this Indenture.

Section 10.03. Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance hereof, each of the Holders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Note Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to Section 10.04, result in the obligations of such Guarantor under the Note Guarantee not constituting such fraudulent transfer or conveyance.

Section 10.04. Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Note Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor. The preceding sentence shall in no way affect the rights of the Holders to the benefits of this Indenture, the Notes or the Note Guarantees.

Section 10.05. Waiver of Subrogation.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Section 10.06. Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Note Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.07. Execution and Delivery of Note Guarantees.

Each guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indenture substantially in the form of Exhibit F hereto executed on behalf of such Guarantor by an Officer thereof in accordance with Section 4.17 hereof shall evidence its Note Guarantee set forth in this Article X without the need for any further notation on the Notes.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the Trust Indenture Act, the required provision shall control. Any provision of the Trust Indenture Act which is required to be included in a qualified indenture, but not expressly included herein, shall be deemed to be included by this reference.

Section 11.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company and Guarantors:

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite #200

Lafayette, LA 70503

Facsimile: 337.988.6693

Attention: Chief Financial Officer

With a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Facsimile: [713.546.5401]

Attention: J. Michael Chambers

if to the Trustee and/or Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

Facsimile: 203.453.1183

Attention: Green Field Energy Services Administration

with a copy to:

Dorsey & Whitney LLP

250 Park Avenue

New York, New York 10177

Facsimile: 212.953.7201

Attention: Steven Heim

Each of the Company, the Trustee and the Collateral Agent by written notice to each other may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Trustee or the Collateral Agent shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if faxed; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Trustee shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

Section 11.03. Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Document, any Note Guarantee or the Notes. The Company, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of Trust Indenture Act Section 312(c).

Section 11.04. Certificate and Opinion as to Conditions Precedent.

(a) Upon any request or application by the Company or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture, any Collateral Document or any other Notes Document, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(1) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture, any Collateral Document or any other Notes Document relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture relating to the proposed action have been complied with.

Section 11.05. Statements Required in Certificate or Opinion.

(a) Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, any Collateral Document or any other Notes Document, other than the Officers’ Certificate required by Section 4.06(1), shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Section 11.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.07. Legal Holidays.

A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08. Governing Law.

THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE COLLATERAL DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER

JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

Section 11.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10. No Recourse Against Others.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Registration Rights Agreement, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 11.11. Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes, and the Note Guarantees shall bind their successors. All agreements of each of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 11.12. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 11.13. Severability.

In case any one or more of the provisions in this Indenture, the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.14. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

ARTICLE XII

SECURITY

Section 12.01. Grant of Security Interest.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law) on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Collateral Documents, the Note Guarantees and the Notes shall be secured as provided in the Collateral Documents. Notwithstanding anything to the contrary herein, no Collateral shall consist of any Excluded Assets.

(b) Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended from time to time in accordance with its respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture and the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and the Company shall cause each of its Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Documents, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated by the Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement, including taking all commercially reasonable actions required to cause the Collateral Documents to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Documents and the Note Guarantees valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons other than as set forth in the Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Company to act as co-Collateral Agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Notes Document. The Company shall from time to time promptly pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

Section 12.02. Opinions.

(a) The Company shall furnish to the Trustee, at such times as would be required by Trust Indenture Act Section 314(b) if this Indenture was qualified thereunder, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture and the Collateral Documents, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by this Indenture and the Collateral

Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Collateral Documents and such other instruments, such recording, registering and filing are the only recordings, registerings and filings necessary to perfect such security interest and that no re-recordings, re-registerings, or re-filings are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been filed are necessary fully to preserve and protect the rights of and perfect such security interests of the Trustee for the benefit of itself and the Holders, under the Collateral Documents or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect any security interest created under this Indenture, the Notes or any of the Collateral Documents as intended by this Indenture, the Notes or any such Collateral Document.

(b) The Company shall furnish to the Trustee, upon the perfection by the Company or any Guarantor of Collateral constituting deposit accounts and vehicles and other items covered by certificates of title or ownership, an Opinion of Counsel stating that, in the opinion of such counsel, this Indenture and the Collateral Documents, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by this Indenture and the Collateral Documents in such Collateral.

Section 12.03. Release of Collateral.

The Collateral Agent shall not at any time release Collateral from the security interests created by the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Documents.

The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents. To the extent applicable, the Company shall cause Trust Indenture Act Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Documents to be complied with. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an Officer of each of the Company, except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee shall be entitled to receive and conclusively rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, and inventory or the proceeds of the foregoing, or cash shall be subject to release upon sales of such inventory, collection of the proceeds of such accounts receivable, and withdrawals of cash from the Company’s deposit accounts in the ordinary course of business. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Company may request to evidence or confirm that the Collateral falling under this Section 12.03 has been released from the Liens of each of the Collateral Documents.

Section 12.04. Specified Releases of Collateral.

(a) Subject to Section 12.03, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, or as provided hereby. Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Notes and the Note Guarantees under any one or more of the following circumstances:

(1) to enable the Company (or a Guarantor) to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under Section 4.11;

(2) with the consent of the Holders of at least 80% in principal amount of the then outstanding Notes pursuant to Section 9.02;

(3) if any Subsidiary that is a Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), such Subsidiary’s assets will also be released; or

(4) if such release is required under any of the Collateral Documents.

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.

Section 12.05. Release upon Satisfaction or Defeasance of All Outstanding Obligations.

The Liens on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, and accrued and unpaid interest on the Notes and all other Obligations hereunder, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, premium, if any, and accrued and unpaid interest are paid, (ii) a satisfaction and discharge of this Indenture as described above under Section 8.02 and (iii) the occurrence of a Legal Defeasance or Covenant Defeasance as described above under Section 8.01.

Section 12.06. Form and Sufficiency of Release.

In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor, and the Company or such Guarantor requests in writing the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, the Collateral Agent shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form prepared by the Company or such Guarantor) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents.

Section 12.07. Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 12.08. Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Documents.

Wilmington Trust, National Association is hereby appointed Collateral Agent. Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of its Note(s) agrees that (a) the Collateral Agent shall execute and deliver the Collateral Documents and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes, the Note Guarantees and the Collateral Documents and (c) to the extent permitted by this Indenture, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Documents or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 12.09. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 12.10. Intercreditor Agreement.

This Indenture and the Collateral Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Indenture and the Collateral Documents and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture with respect to lien priority or rights and remedies in connection with the Common Collateral, the terms of the Intercreditor Agreement shall govern.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

GREEN FIELD ENERGY SERVICES, INC.

By:	/s/ Michel B. Moreno
Name: Michel B. Moreno
Title: Chief Executive Officer

HUB CITY TOOLS, INC.

By:	/s/ Michel B. Moreno
Name: Michel B. Moreno
Title: Chief Executive Officer

Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

EXHIBIT A

[FORM OF NOTE]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

GREEN FIELD ENERGY SERVICES, INC.

13% SENIOR SECURED NOTES DUE 2016

CUSIP No. [            ]

No. [            ]

$[            ]

[or such other principal amount as

shall be set forth in the Schedule

of Exchanges of Interests in the

Global Note attached hereto]

Green Field Energy Services, Inc., a Delaware corporation (the “Company”), for value received promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS [or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto] on November 15, 2016, and to pay interest thereon as hereinafter set forth.

Interest Rate: 13%.

Interest Payment Dates: November 15 and May 15, commencing [            ].

Record Dates: November 1 and May 1.

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

GREEN FIELD ENERGY SERVICES, INC.

By:
Name:
Title:

Dated:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the 13% Senior Secured Notes due 2016 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

Dated:	By:
Authorized Signatory

(REVERSE OF NOTE)

13% Senior Secured Note due 2016

(1) Interest. Green Field Energy Services, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Company will pay interest in cash semi-annually in arrears on each Interest Payment Date, commencing on May 15, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal (including interest accruing at the then applicable rate provided in the Notes Documents after the occurrence of any Event of Default set forth in Section 6.01(9) or (10) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws) at 1% per annum in excess of the rate per annum set forth in the Notes (the “Default Rate”), and it shall pay interest on overdue installments of interest, if any, at the same Default Rate to the extent lawful.

(2) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is U.S. Legal Tender. However, the Company may pay principal and interest by check payable in such U.S. Legal Tender. The Company shall deliver any such interest payment to the Paying Agent for delivery to a Holder at the Holder’s registered address.

(3) Paying Agent and Registrar. Initially, Wilmington Trust, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

(4) Indenture. The Notes were issued under an Indenture, dated as of November 15, 2011 (the “Indenture”), by and between the Company, the Guarantors, the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Company. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

(5) Redemption.

(a) Optional Redemption on or after November 15, 2014. Except as described in clauses (b) and (c) of this paragraph 5 below, the Notes are not redeemable before November 15, 2014. Thereafter, the Company may redeem on any one or more occasions all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	109.750%
2015	100.000%

(b) Optional Redemption Upon Equity Offerings. At any time prior to November 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to the issuance of any additional Notes) upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price of 113.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more bona fide public or private sales of common Equity Interests (other than Disqualified Stock) of the Company to one or more Persons who are not Affiliates, officers, directors or employees of the Company or any of its Subsidiaries; provided that:

(i) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (calculated after giving effect to the original issuance of any additional Notes) (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

(c) Optional Redemption prior to November 15, 2014. At any time prior to November 15, 2014, the Company may also on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(d) Notice of Redemption. Notice of redemption will be mailed by first-class mail at least thirty (30) days but not more than sixty (60) days before the Redemption Date to the Trustee and to each Holder to be redeemed at its registered address. If fewer than all of the Notes are to be redeemed, at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notes in denominations of $1,000 or an integral multiple of $1,000 in excess thereof may be redeemed in part.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest, the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

(e) Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(6) Offers to Purchase. Sections 4.10, 4.11 and 4.12 of the Indenture provide that upon the occurrence of a Change of Control, after certain Asset Sales and on a semi-annual basis and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

(7) Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article III of the Indenture, except the unredeemed portion of any Note being redeemed in part.

(8) Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

(9) Unclaimed Money. Subject to applicable law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

(10) Discharge Prior to Redemption or Maturity. If the Company at any time deposit with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or stated maturity and complies with the other provisions of the Indenture relating thereto, the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, and interest, on the Notes when such payments are due from the deposits referred to above.

(11) Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Collateral Documents may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision of the Indenture, the Notes, the Note Guarantees or the Collateral Documents may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes, the Note Guarantees or the Collateral Documents to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, comply with the TIA, or comply with Article V of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

(12) Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or issue Preferred Stock, grant Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

(13) Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Note Guarantees, the Indenture and the Collateral Documents, the predecessor will be released from those obligations.

(14) Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest and except in case of a failure to comply with Article V of the Indenture) if it determines that withholding notice is in their interest.

(15) Trustee Dealings with Company. Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiaries or their respective Affiliates as if it were not the Trustee.

(16) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, or equityholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(17) Guarantee. Subject to the terms and conditions of Article X of the Indenture, payment of principal and interest (including interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

(18) Intercreditor Agreement. Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreement and each of the Guarantors, if any, and the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Indenture, this Note and the Collateral Documents and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Note with respect to lien priority or rights and remedies in connection with any Collateral that also secures the Senior Credit Facility, the terms of the Intercreditor Agreement shall govern.

(19) Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

(20) Governing Law. THIS NOTE, THE NOTE GUARANTEES, THE INDENTURE, AND THE COLLATERAL AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

(21) Waiver of Jury Trial. Each of the parties hereto and the Holders (by their acceptance of the Note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the Indenture, this Note, the Note Guarantees, the Collateral Documents or the transactions contemplated by the Indenture.

(22) Security. The Company’ and Guarantors’ obligations under the Notes are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee and the Holders of the Notes secured by such Liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents.

(23) Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(24) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Green Field Energy Services, Inc., 4023 Ambassador Caffery Parkway, Suite #200, Lafayette, LA 70503, Attention: Chief Financial Officer.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and

social security or tax ID number of assignee)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.11 or 4.12 of the Indenture, check the appropriate box:

Section 4.10 [            ]

Section 4.11 [            ]

Section 4.12 [            ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 , 4.11 or 4.12 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 or integral multiples of $1,000 in excess thereof, except if you have elected to have all of your Notes purchased):

$

Dated:	Signature:
	NOTICE:	The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Social Security or
Tax ID No :

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of an interest in this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of an interest in another Global Note or a Physical Note for an interest in this Global Note, have been made:

	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Note Custodian
Date of Exchange

EXHIBIT B

[FORM OF LEGENDS]

(a) Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(b) Any Regulation S Temporary Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

B-1

(c) Until the Separation Date, each Note issued as part of a Unit will bear the following legend on the face thereof:

THE NOTES EVIDENCED BY THIS CERTIFICATE ARE INITIALLY ISSUED AS PART OF AN ISSUANCE OF UNITS, EACH OF WHICH CONSIST OF $1,000 PRINCIPAL AMOUNT OF THE NOTES AND ONE WARRANT (THE “WARRANTS”) INITIALLY ENTITLING THE HOLDER THEREOF TO PURCHASE 0.988235 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY. PRIOR TO THE CLOSE OF BUSINESS ON THE SEPARATION DATE, THE NOTES EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, BUT MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE WARRANTS.

B-2

EXHIBIT C

[FORM OF CERTIFICATE OF TRANSFER]

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite #200

Lafayette, LA 70503

Attention: Chief Financial Officer

Wilmington Trust, National Association

[Address]

Attention: Corporate Trust Department

Re:        13% Senior Secured Notes due 2016 (the “Notes”) of Green Field Energy Services, Inc.

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of November 15, 2011 (the “Indenture”), among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), the guarantors named therein and Wilmington Trust, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the QIB Global Note or a Restricted Physical Note (as defined herein) pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Physical Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Physical Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the QIB Global Note and/or the Physical Notes bearing the Private Placement Legend (each a “Restricted Physical Note”) and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Physical Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Physical Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Physical Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Global Notes bearing the Private Placement Legend (each a “Restricted Global Note”) and Restricted Physical Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Security and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Physical Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an unrestricted Global Note or of an unrestricted Physical Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Physical Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Physical Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Physical Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Physical Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i)	☐ QIB Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(b) ☐ a Restricted Physical Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)	☐ QIB Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b) ☐ a Restricted Physical Note; or

(c) ☐ an Unrestricted Physical Note,

in accordance with the terms of the Indenture.

EXHIBIT D

[FORM OF CERTIFICATE OF EXCHANGE]

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite #200

Lafayette, LA 70503

Attention: Chief Financial Officer

Wilmington Trust, National Association

[Address]

Attention: Corporate Trust Department

Re:         13% Senior Secured Notes due 2016 (the “Notes”) of Green Field Energy Services, Inc.

Reference is hereby made to the Indenture, dated as of November 15, 2011 (the “Indenture”), among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Physical Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Physical Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Global Note bearing the Private Placement Legend (each a “Restricted Global Note”) for a beneficial interest in an unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to unrestricted Physical Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an unrestricted Physical Note, the Owner hereby certifies (i) the Physical Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Physical Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Physical Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Physical Note bearing the Private Placement Legend (each a “Restricted Physical Note”) for a beneficial interest in an unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Physical Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Physical Note to Unrestricted Physical Note. In connection with the Owner’s Exchange of a Restricted Physical Note for an unrestricted Physical Note, the Owner hereby certifies (i) the unrestricted Physical Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Physical Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the unrestricted Physical Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Physical Notes or Beneficial Interests in Restricted Global Notes for Restricted Physical Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Physical Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Physical Note with an equal principal amount, the Owner hereby certifies that the Restricted Physical Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Physical Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Physical Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Physical Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Physical Note for a beneficial interest in the [CHECK ONE] ☐ QIB Global Note, ☐ Regulation S Global Note, ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT E

[FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR]

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite #200

Lafayette, LA 70503

Attention: Chief Financial Officer

Wilmington Trust, National Association

[Address]

Attention: Corporate Trust Department

Re:     13% Senior Secured Notes due 2016 (the “Notes”) of Green Field Energy Services, Inc.

Reference is hereby made to the Indenture, dated as of November 15, 2011 (the “Indenture”), among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Physical Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Physical Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

E-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

E-2

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , among the parties identified in the signature page of this Supplemental Indenture as a Guaranteeing Subsidiary (each a “Guaranteeing Subsidiary”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Green Field Energy Services, Inc. (the “Company”) has executed and delivered an indenture (the “Indenture”), dated as of November 15, 2011, among the Company, the guarantors party thereto, the Trustee and the Collateral Agent, providing for the issuance of 11.375% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture and a Guarantee pursuant to which any newly-acquired or created Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth therein and herein and in such Guarantee; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and delivery this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Joinder to Indenture. Each of the Guaranteeing Subsidiaries hereby agree to become bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as a Guarantor therein and as if such Guaranteeing Subsidiary executed the Indenture on the date thereof.

3. Agreement to Guarantee. Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Notes Documents after the occurrence of any Event of Default set forth in Section 6.01(9) or (10) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest to the extent lawful, of the Notes and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Document shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the

Collateral Documents; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03 of the Indenture.

The obligations of each Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Supplemental Indenture and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of the Guarantee.

No past, present or future director, officer, employee, incorporator, or equityholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, such obligations or their creation.

The Guarantee executed and delivered hereby is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a guarantee of payment and performance and not of collectability.

The obligations of each Guaranteeing Subsidiary under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date written below.

GUARANTEEING SUBSIDIARIES:

[ ]

By:
Name:
Title:

TRUSTEE AND COLLATERAL AGENT:

Wilmington Trust, National Association, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT G

[W&C (New York) Draft: November 14, 2011]

FORM OF INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ],

between

[insert First Priority Agent],

as First Priority Agent,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Priority Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE INDENTURE, DATED AS OF NOVEMBER 15, 2011, AS AMENDED, RESTATED, REPLACED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG GREEN FIELD ENERGY SERVICES, INC., CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO, AND WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT, (B) THE [describe SENIOR SECURED CREDIT FACILITY], (C) THE OTHER [LOAN DOCUMENTS]1 REFERRED TO IN SUCH [SENIOR SECURED CREDIT FACILITY]2, AND (D) THE OTHER COLLATERAL DOCUMENTS REFERRED TO IN SUCH INDENTURE.

[1]	Note to preparer: Modify as applicable.
[2]	Note to preparer: Modify as applicable.

G-i

G-ii

INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between [insert name of FIRST PRIORITY AGENT], as agent for the First Priority Secured Parties (as defined below) (in such capacity, together with any successors and permitted assigns, the “First Priority Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Second Priority Secured Parties (as defined below) (in such capacity, together with any successors and permitted assigns, the “Second Priority Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the [insert name of senior credit facility agreement], dated as of [            ], 20[    ] (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “First Priority Debt Agreement”), among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined below), the [lenders]3 from time to time party thereto (the “First Priority Creditors”) and the First Priority Agent, (b) the Indenture, dated as of November 15, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Debt Agreement” and, together with the First Priority Debt Agreement, the “Debt Agreements”), among the Company, the Guarantors, Wilmington Trust, National Association, as Trustee (in such capacity, the “Second Priority Trustee”) and the Second Priority Agent, (c) the [Security Agreement]4, dated as of [            ], 20[    ] (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “First Priority Security Agreement”), among the Company, the Guarantors and the First Priority Agent, (d) the Security Agreement, dated as of November 15, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Security Agreement”), among the Company, the Guarantors and the Second Priority Agent, (e) the other [Loan Documents]5 as defined, and referred to, in the First Priority Debt Agreement, and (f) the other Collateral Documents as defined, and referred to, in the Second Priority Debt Agreement.

RECITALS

A. The First Priority Creditors have agreed to purchase and/or hold notes or to make loans and other extensions of credit to the Company and the Guarantors pursuant to the First Priority Debt Agreement on the condition, among others, that the First Priority Claims (such term and each other capitalized term used but not defined in the preliminary statement or these recitals having the meaning given it in Article I) shall be secured by Liens on, and security interests in, the Collateral having the relative priority and interests set forth in this Agreement.

[3]	Note to preparer: Adjust description as applicable.
[4]	Note to preparer: Adjust description as applicable.
[5]	Note to preparer: Adjust description as applicable.

B. The Second Priority Creditors have agreed to purchase and/or hold the Notes issued by the Company from time to time pursuant to the Second Priority Debt Agreement on the condition, among others, that the Second Priority Claims shall be secured by Liens on, and security interests in, the Collateral having the relative priority and interests set forth in this Agreement.

C. The Debt Agreements require, among other things, that the parties thereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall, except to the extent the context otherwise requires, have the meanings set forth in the Second Priority Debt Agreement (as in effect on the date hereof) or the Second Priority Security Agreement (as in effect on the date hereof), as applicable.

SECTION 1.02. Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Collateral” shall mean, collectively, all “Collateral” (as defined in each of the First Priority Debt Agreement or any other First Priority Debt Document and the Second Priority Debt Agreement or any other Second Priority Debt Document).

“Collateral Agents” shall mean the First Priority Agent and the Second Priority Agent.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Debt Agreements” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Debt Documents” shall mean the First Priority Debt Documents and the Second Priority Debt Documents.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01(a).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.01(a).

“Discharge of First Priority Claims” shall mean, subject to Sections 7.02(a) and 7.03(a), (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Priority Debt Documents to the extent constituting First Priority Claims, (b) payment in full in cash of all other First Priority Claims that are due and payable at or prior to the time such principal and interest are paid, (c) discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable First Priority Debt Document) or the entry into arrangements satisfactory to the First Priority Agent and the issuing bank with respect to all letters of credit issued and outstanding under the First Priority Debt Agreement and (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the First Priority Debt Agreement.

“Discharge of Second Priority Claims” shall mean, subject to Section 7.03(b), (a) either (i) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Second Priority Debt Documents to the extent constituting Second Priority Claims or (ii) legal defeasance or covenant defeasance pursuant to the terms of the applicable Second Priority Debt Document, (b) payment in full of all First Priority Claims acquired by the Second Priority Agent and/or any of the Second Priority Secured Parties as contemplated by Section 10.06 hereof, and (c) payment in full in cash of all other Second Priority Claims that are due and payable at or prior to the time such principal and interest are paid.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Excess Claims” shall have the meaning set forth in the last paragraph of the definition of the term “First Priority Claims”.

“Excess Claims Permitted Actions” shall have the meaning assigned to such term in Section 3.01(c).

“First Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“First Priority Claims” shall mean, subject to the immediately succeeding paragraph, (i) the due and punctual payment of (A) the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) on the notes, the loans and other advances outstanding under the First Priority Debt Agreement, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Company or the Guarantors under the First Priority Debt Agreement in respect of any letter of credit provided thereunder, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations of the Company and the Guarantors to any of the First Priority Secured Parties under the First Priority Debt Agreement and each of the other First Priority Debt Documents, including fees (including any early termination or prepayment fees), costs, expenses (including fees and expenses of counsel) and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), (ii) the due and punctual performance of all other obligations of the Company and the Guarantors under or pursuant to the First Priority Debt Agreement and each of the other First Priority Debt Documents, and (iii) the due and punctual payment and performance of all the obligations of each other Grantor under or pursuant to the First Priority Debt Agreement and each of the other First Priority Debt Documents.

Notwithstanding the foregoing, to the extent that the sum of (1) the principal amount of any notes, loans or other advances under the First Priority Debt Documents plus (2) the aggregate face amount of any letters of credit issued and undrawn or drawn but not reimbursed under the First Priority Debt Agreement exceeds the Maximum First Priority Indebtedness Amount, then all such amounts in excess of the Maximum First Priority Indebtedness Amount, together with interest on such excess amounts, shall not constitute First Priority Claims (such excess amounts being referred to herein as “Excess Claims”). This Agreement does not constitute the consent by the Second Priority Agent and/or any Second Priority Secured Party to the incurrence or existence of any Excess Claim, or to the provision of collateral security for any Excess Claim, that would constitute a “Default” or “Event of Default” under the Second Priority Debt Agreement, nor does this Agreement constitute a waiver by the Second Priority Agent and/or any Second Priority Secured Party of any such “Default” or “Event of Default”, and nothing in this Agreement shall be interpreted to effect such a consent or waiver.

“First Priority Collateral” shall mean, collectively, all “Collateral”, as defined in the First Priority Debt Agreement or any other First Priority Debt Document, and any other assets of any Grantor now or at any time hereafter subject to Liens securing any First Priority Claims.

“First Priority Creditors” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Debt Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Debt Documents” shall mean the “[Loan Documents]6” (as defined in the First Priority Debt Agreement).

“First Priority Liens” shall mean all Liens on the Shared Collateral securing the First Priority Claims, whether created under the First Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“First Priority Secured Parties” shall mean, at any time, (a) the First Priority Creditors, (b) the First Priority Agent, (c) the issuing bank of the letters of credit issued under the First Priority Debt Agreement, and (d) each other Person to whom any of the First Priority Claims is owed.

“First Priority Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Security Documents” shall mean the First Priority Debt Agreement, the First Priority Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Grantors” shall mean the Company and each Guarantor that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Priority Claims or any Second Priority Claims.

“Guarantors” shall mean, collectively, Hub City Tools, Inc. and each of the Company’s other Subsidiaries that have guaranteed, or that may from time to time hereafter guarantee, the First Priority Claims or the Second Priority Claims, whether by executing and delivering the applicable Debt Agreement, a supplement thereto or otherwise, in each case until such guarantee of such Person has been released in accordance with the provisions of the applicable Debt Agreement.

“Indebtedness” shall mean “[Indebtedness]7” (as defined in the First Priority Debt Agreement or the Second Priority Debt Agreement, as applicable).

“Insolvency or Liquidation Proceeding” means:

(i) any case commenced by or against any Grantor under the Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

[6]	Note to preparer: Adjust as applicable.
[7]	Note to preparer: Adjust description as applicable.

(ii) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or title other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maximum First Priority Indebtedness Amount” shall mean the greater of (i) $30,000,000 and (ii) 10% of the Consolidated Tangible Assets of the Company as of the most recently ended fiscal quarter for which internal financial statements are available at the time of such incurrence (provided that, this clause (ii) shall only apply after the first date on which the Pro Forma Consolidated Leverage Ratio of the Company is less than 3.00:1.00).

For the sake of clarity, (x) the Maximum First Priority Indebtedness Amount is intended to be applicable only to the principal amount of any notes, loans or advances under the First Priority Debt Documents and the aggregate face amount of any undrawn or unreimbursed letters of credit issued thereunder; and (y) all interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) (other than interest on Excess Claims), fees, costs and indemnities which are included under the definition of First Priority Claims shall not be subject to the Maximum First Priority Indebtedness Amount, notwithstanding that such interest, fees, costs and indemnities constitute First Priority Claims hereunder and not Excess Claims.

“New First Priority Agent” shall have the meaning assigned to such term in Section 7.02(a).

“New First Priority Claims” shall have the meaning assigned to such term in Section 7.02(a).

“New First Priority Debt Documents” shall have the meaning assigned to such term in Section 7.02(a).

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.01(a).

“Refinance” shall mean, in respect of any Indebtedness, to refinance, restructure (including by the amendment and restatement of any instrument or agreement evidencing such Indebtedness) or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Notice” shall have the meaning assigned to such term in Section 7.02(a).

“Release” shall have the meaning assigned to such term in Section 3.04.

“Second Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Second Priority Claims” shall mean all “Obligations” (as defined in the Second Priority Security Agreement) of the Grantors under the Second Priority Debt Documents.

“Second Priority Collateral” shall mean, collectively, all “Collateral” (as defined in any Second Priority Debt Document) and any other assets of any Grantor now or at any time hereafter subject to Liens securing any Second Priority Claims.

“Second Priority Creditors” shall mean the “Holders” (as defined in the Second Priority Debt Agreement).

“Second Priority Debt Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Priority Debt Documents” shall mean the “Notes Documents” (as defined in the Second Priority Debt Agreement).

“Second Priority Liens” shall mean all Liens on the Shared Collateral securing the Second Priority Claims, whether created under the Second Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Second Priority Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Second Priority Release” shall have the meaning assigned to such term in Section 3.05.

“Second Priority Secured Parties” shall mean, at any time, (a) the Second Priority Creditors, (b) the Second Priority Trustee, (c) the Second Priority Agent, and (d) each other Person to whom any of the Second Priority Claims (including indemnification obligations) is owed.

“Second Priority Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Priority Security Documents” shall mean the “Collateral Documents” (as defined in the Second Priority Debt Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Second Priority Trustee” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Secured Parties” shall mean, as the context may require, the First Priority Secured Parties and/or the Second Priority Secured Parties.

“Security Documents” shall mean the First Priority Security Documents and the Second Priority Security Documents.

“Shared Collateral” shall mean all or any portion of Second Priority Collateral that also secures First Priority Claims.

“Standstill Period” shall have the meaning assigned to such term in Section 3.02(a).

“Triggering Event” shall mean (a) the acceleration prior to maturity of all or any portion of the Indebtedness then outstanding under the First Priority Debt Agreement, (b) the exercise of any remedy with respect to Liens on the Collateral by the First Priority Agent, (c) a default in any scheduled payment of principal or interest under the Debt Documents which remains uncured or unwaived for a period of 30 days in the aggregate, or (d) the commencement of an Insolvency or Liquidation Proceeding.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, replaced, supplemented or otherwise modified, (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) to the Company or any other Grantor shall be construed to include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor, as the case may be, in any Insolvency or Liquidation Proceeding, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities

SECTION 2.01. Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Second Priority Lien, any First Priority Lien or any Lien that would constitute a First Priority Lien but for the fact that it purportedly secures any Excess Claims, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Debt Document or any other circumstance whatsoever, each Collateral Agent, for itself and on behalf of the Secured Parties on whose behalf it acts in such capacity therefor, hereby agrees that:

(a) so long as the Discharge of First Priority Claims has not occurred, (i) any First Priority Lien on any Shared Collateral now or hereafter held by or for the benefit of any First Priority Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens on any Shared Collateral, and (ii) any Second Priority Lien on any Shared Collateral now or hereafter held by or for the benefit of any Second Priority Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens on any Shared Collateral, and the First Priority Liens on any Shared Collateral shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens on any Shared Collateral for all purposes, whether or not any First Priority Liens on any Shared Collateral are subordinated in any respect to any other Lien held by any Person (other than the Second Priority Secured Parties) securing any other Obligation of the Company, any other Grantor or any other Person; and

(b) so long as the Discharge of Second Priority Claims has not occurred, (i) any Second Priority Lien now or hereafter held by or for the benefit of any Second Priority Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Liens that would have constituted First Priority Liens but for the fact that they secure Excess Claims and (ii) any such Lien now or hereafter held by or for the benefit of any Persons that would otherwise hold First Priority Secured Claims but for the operation of the second paragraph of the definition of the term “First Priority Claims” shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Second Priority Liens, and the Second Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any such Liens for all purposes, whether or not any Second Priority Liens are subordinated in any respect to any other Lien held by any Person (other than the First Priority Secured Parties in respect of the First Priority Claims) securing any other Obligation of the Company, any other Grantor or any other Person.

SECTION 2.02. Prohibition on Contesting Liens. Each Collateral Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, agrees that it will not, and hereby waives any right to, contest or support, directly or indirectly, any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any Second Priority Lien, any First Priority Lien or any Lien that would constitute a First

Priority Lien but for the fact that it purportedly secures any Excess Claims, as the case may be, on the Shared Collateral, and the First Priority Agent, for itself and on behalf of the First Priority Secured Parties, agrees that it will not, and hereby waives any rights to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any Lien on the Collateral not constituting Shared Collateral securing the Second Priority Claims; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other Secured Party to enforce this Agreement to the extent provided hereby.

SECTION 2.03. No New Liens.

(a) The parties hereto agree that, so long as the Discharge of First Priority Claims has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset of the type subject to a First Priority Lien on the date hereof to secure any Second Priority Claim, unless otherwise waived by the First Priority Agent, unless it has granted, or substantially concurrently therewith grants, a Lien on such asset to secure the First Priority Claims or (ii) grant or permit any additional Liens on any asset to secure any First Priority Claims unless it has granted, or substantially concurrently therewith grants, a Lien on such asset to secure the Second Priority Claims, with each such Lien to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Priority Agent or the other First Priority Secured Parties, the Second Priority Agent agrees, for itself and on behalf of the other Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03(a) shall be subject to Section 4.02(a).

Notwithstanding the foregoing, any Grantor may grant or permit Liens on cash or Cash Equivalents to secure the reimbursement obligations on letters of credit constituting First Priority Claims not in excess of the Maximum First Priority Indebtedness Amount without granting a Lien on such cash or Cash Equivalent to secure any other Obligations; provided that, the amount of such cash collateral may not exceed 105% of the face amount of such letters of credit.

(b) The parties hereto agree that, so long as the Discharge of Second Priority Claims has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its Subsidiaries to, grant or permit any additional Liens on any asset to secure any Excess Claims, unless otherwise waived by the Second Priority Agent, unless it has granted, or substantially concurrently therewith grants, a Lien on such asset to secure the Second Priority Claims, with each such Lien to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Second Priority Agent or the other Second Priority Secured Parties, each Person that holds Excess Claims agrees that any amounts received by or distributed to any such Person pursuant to or as a result of any Lien granted in contravention of this Section 2.03(b) shall be subject to Section 4.02(b).

SECTION 2.04. Similar Collateral. The parties hereto acknowledge and agree that it is their intention that the First Priority Collateral constituting Shared Collateral and the Second Priority Collateral constituting Shared Collateral be identical, except as otherwise contemplated in Section 2.03(a). In furtherance of the foregoing, the parties hereto agree to cooperate in good faith in order to determine, upon any reasonable request by the First Priority Agent or the Second Priority Agent, the specific assets included in the First Priority Collateral constituting Shared Collateral and the Second Priority Collateral constituting Shared Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Priority Debt Documents and the Second Priority Debt Documents in respect of the First Priority Claims and the Second Priority Claims, respectively.

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

SECTION 3.01. Exercise of Rights and Remedies.

(a) So long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the First Priority Agent and the other First Priority Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Shared Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Shared Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), in each case, without any consultation with or the consent of the Second Priority Agent or any other Second Priority Secured Party except as required pursuant to applicable law; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Second Priority Secured Parties may file a proof of claim or statement of interest with respect to the Second Priority Claims; (ii) the Second Priority Secured Parties may take any action to preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is, or could reasonably be expected to be (A) materially adverse to the First Priority Liens or the rights of the First Priority Agent or any other First Priority Secured Party to exercise remedies as secured creditors in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04; (iii) the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Shared Collateral or otherwise make any agreements or file any motions pertaining to the Second Priority Claims, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.03(a); and (v) subject to Section 3.02(a), the Second Priority Agent and the other Second Priority Secured

Parties may enforce any of their rights and exercise any of their remedies with respect to any Shared Collateral after the termination of the Standstill Period (the actions described in this proviso being referred to herein as the “Second Priority Permitted Actions”). Except for the Second Priority Permitted Actions, unless and until the Discharge of First Priority Claims has occurred, the sole right of the Second Priority Agent and the other Second Priority Secured Parties with respect to the Shared Collateral shall be to receive the proceeds of the Shared Collateral, if any, remaining after the Discharge of First Priority Claims has occurred and in accordance with the Second Priority Debt Documents and applicable law.

(b) Notwithstanding anything in this Agreement to the contrary, upon and during the occurrence of a Triggering Event, the Second Priority Secured Parties may, at their sole expense and effort, direct the Second Priority Agent to give notice to the Company and the First Priority Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties (other than the Second Priority Trustee and the Second Priority Agent), without warranty or representation or recourse (other than the representation or warranty that such First Priority Claims are being transferred without any Lien created by the First Priority Secured Parties), all (but not less than all) of the First Priority Claims and First Priority Security Documents (other than any fees that become due as a result of the prepayment of the notes, the loans and the other advances under, or early termination of, the First Priority Debt Agreement); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Priority Secured Parties shall have paid to the First Priority Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any fees that become due as a result of the prepayment of the notes, the loans and other advances under, or early termination of, the First Priority Debt Agreement (such fees are referred to herein as “Termination Fees”)) plus all the other First Priority Claims then outstanding (which shall include, with respect to the aggregate face amount of the letters of credit outstanding under the First Priority Debt Agreement, an amount in cash as collateral equal to 105% thereof). In order to effectuate the foregoing, the First Priority Agent shall calculate, upon the written request of the Second Priority Agent (acting at the direction of the Second Priority Secured Parties) from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims. If the right set forth in this Section 3.01(b) is exercised, (1) the parties shall endeavor to close promptly thereafter but in any event within ten Business Days of the notice set forth in the first sentence of this Section 3.01(b), (2) such purchase of the First Priority Claims shall be exercised pursuant to documentation mutually acceptable to each of the First Priority Agent and the Second Priority Agent (acting at the directions of the Second Priority Secured Parties), and (3) such First Priority Claims shall be purchased pro rata among the Second Priority Secured Parties (other than the Second Priority Trustee and the Second Priority Agent) giving written notice to the Second Priority Agent of their intent to exercise the purchase option hereunder according to such Second Priority Secured Parties’ portion of the Second Priority Claims outstanding on the date of purchase pursuant to this Section. When all letters of credit outstanding under the First Priority Debt Agreement have been cancelled with the consent of the beneficiary thereof, expired or have been fully drawn, any remaining cash collateral will be returned to the Second Priority Secured Parties that exercised their option to purchase (pro rata according to the amount of such First

Priority Claims so purchased by such Second Priority Secured Parties). Notwithstanding anything to the contrary herein, if, at any time following the consummation of such transfer and assignment, the Second Priority Secured Parties recover any Termination Fees prior to the first anniversary of the date that such transfer and assignment is consummated, such Second Priority Secured Party shall turn over such fees to First Priority Secured Parties, but only after the principal due in respect of the Indebtedness then outstanding under the Second Priority Debt Agreement together with interest and fees due thereon and all First Priority Claims have been paid in full and prior to the payment of any fees that become due as a result of the prepayment of the Indebtedness then outstanding under the Second Priority Debt Agreement.

(c) So long as the Discharge of First Priority Claims has occurred and the Discharge of Second Priority Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Priority Agent and the other Second Priority Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Shared Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Shared Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), in each case, without any consultation with or the consent of any Person that holds Excess Claims; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any such Person may file a proof of claim or statement of interest with respect to the Excess Claims; (ii) any such Person may take any action to preserve or protect the validity and enforceability of the Liens that would have constituted First Priority Liens but for the fact that such Liens secure Excess Claims, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Second Priority Liens or the rights of the Second Priority Agent or any other Second Priority Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of such Liens provided in Section 3.05; (iii) any such Person may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Person, including any claims secured by the Shared Collateral or otherwise make any agreements or file any motions pertaining to the Excess Claims, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) any such Person may exercise rights and remedies as unsecured creditors, as provided in Section 3.03(b) (the actions described in this proviso being referred to herein as the “Excess Claims Permitted Actions”). Except for the Excess Claims Permitted Actions, unless and until the Discharge of Second Priority Claims has occurred, the sole right of any Person holding Excess Claims with respect to the Shared Collateral shall be to receive the proceeds of the Shared Collateral, if any, remaining after the occurrence of the Discharge of First Priority Claims and the Discharge of the Second Priority Claims and in accordance with the agreements, instruments and other documents evidencing or governing the Excess Claims and applicable law.

(d) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties hereby acknowledges and agrees that no covenant, agreement or restriction contained in any agreement, instrument or other document that evidences or governs any

Excess Claims (other than the provisions of this Agreement that inure to the benefit of the First Priority Secured Parties) shall be deemed to restrict in any way the rights and remedies of the Second Priority Agent or the other Second Priority Secured Parties with respect to the Shared Collateral as set forth in this Agreement and the other Second Priority Debt Documents.

SECTION 3.02. No Interference.

(a) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, so long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Priority Secured Parties will not, except for Second Priority Permitted Actions, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Shared Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Priority Agent or any other Second Priority Secured Party is a party) or (B) commence or join with any Person (other than the First Priority Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that none of the Second Priority Secured Parties may enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, until a period of 180 days has elapsed since the date on which the Second Priority Agent has delivered to the First Priority Agent written notice of the occurrence of an Event of Default under the Second Priority Debt Agreement (the “Standstill Period”); provided further, however, that (1) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Priority Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Shared Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any Shared Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Priority Agent by the First Priority Agent) and (2) after the expiration of the Standstill Period, so long as neither the First Priority Agent nor the First Priority Secured Parties have commenced any action to enforce their Lien on any material portion of the Shared Collateral, in the event that and for so long as the Second Priority Secured Parties (or the Second Priority Agent on their behalf) have commenced any actions to enforce their Lien with respect to any Shared Collateral to the extent permitted hereunder and are diligently pursuing such actions, neither the First Priority Secured Parties nor the First Priority Agent shall take any action of a similar nature with respect to such Shared Collateral; provided that all other provisions of this Agreement (including the turnover provisions of Article IV) are complied with.

(b) Each Person that holds Excess Claims agrees that, so long as the Discharge of Second Priority Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, such Person will not, except for Excess Claims Permitted Actions, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Shared Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which such Person is a party) or (B) commence or join with any Person (other than the Second Priority Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action). For the sake of clarity, the foregoing provisions of this Section 3.02(b) shall only apply to the exercise of rights and remedies by the holders of Excess Claims in such capacity and shall not be applicable to the First Priority Secured Parties in respect of their exercise of rights and remedies with respect to their First Priority Claims.

SECTION 3.03. Rights as Unsecured Creditors.

(a) The Second Priority Agent and the other Second Priority Secured Parties may, in accordance with the terms of the Second Priority Debt Documents and applicable law, enforce rights and exercise remedies against any Grantor as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of this Agreement. Without limiting the generality of the foregoing sentence, the Second Priority Secured Parties shall be entitled to prosecute litigation against any Grantor or any other Person liable in respect of the Second Priority Claims, notwithstanding whether any Standstill Period is then in effect, but shall be prohibited from taking any action to enforce any judgment until the lapse of any applicable Standstill Period. Nothing in this Agreement shall prohibit the receipt by the Second Priority Agent or any other Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise in contravention of this Agreement by the Second Priority Agent or any other Second Priority Secured Party of rights or remedies as a secured creditor (including any right of setoff) against Shared Collateral or enforcement in contravention of this Agreement of any Second Priority Lien against Shared Collateral (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor).

(b) Each Person that holds Excess Claims may, in accordance with the terms of the agreements, instruments and other documents evidencing or governing the Excess Claims and applicable law, enforce rights and exercise remedies against any Grantor as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by any such Person of the required payments of principal, premium, interest, fees and other amounts due under such agreements, instruments and other documents so long as such receipt is not the direct or indirect result of the enforcement or exercise in contravention of this Agreement by any such Person of rights or remedies as a secured creditor (including any right of setoff) against Shared Collateral or enforcement in contravention of this Agreement of any Lien against Shared Collateral that would constitute a First Priority Lien but for the fact that it purportedly secures any Excess Claims (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor).

SECTION 3.04. Automatic Release of Second Priority Liens. If, in connection with (i) any Disposition of any Shared Collateral permitted under the terms of the First Priority Debt Documents or (ii) the enforcement or exercise of any rights or remedies by any First Priority Secured Party with respect to the Shared Collateral, including any Disposition of Shared Collateral, the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Priority Claims (in each case, a “Release”), other than any such Release granted following (and not as a condition to) the Discharge of First Priority Claims, then the Second Priority Liens on such Shared Collateral, or the obligations of such Guarantor under its guarantee of the Second Priority Claims, as applicable, shall be automatically, unconditionally and simultaneously released, and the Second Priority Agent shall, upon written request, for itself and on behalf of the other Second Priority Secured Parties, promptly execute and deliver to the First Priority Agent, the Company or such Guarantor such termination statements, releases and other documents as the First Priority Agent or the Company or such Guarantor may reasonably request and provide to effectively confirm such Release, in each case, at the sole cost and expense of the Company or the applicable Guarantor; provided that, in the case of a Disposition of Shared Collateral (other than any such Disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral) or a Release of a Guarantor from its Notes Guarantee (as defined in the Second Priority Debt Agreement as in effect on the date hereof) (other than any such Release in connection with the enforcement or exercise of any rights or remedies with respect to all of the Capital Stock of such Guarantor or all or substantially all of its assets), the Second Priority Liens or the applicable Notes Guarantee(s) shall not be so released if such Disposition or such Release is not permitted under the terms of the Second Priority Debt Agreement.

SECTION 3.05. Automatic Release of First Priority Liens. If, in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral after the expiration of the Standstill Period that is permitted in accordance with clause (2) of the second proviso to Section 3.02(a), including any Disposition of Shared Collateral, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, (x) releases any of the Second Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the Second Priority Claims (in each case, a “Second Priority Release”), then the First Priority Liens on such Shared Collateral, and the obligations of such Guarantor under the First Priority Claims, shall be automatically, unconditionally and simultaneously released, and the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly execute and deliver to the Second Priority Agent, the Company or such Guarantor such termination statements, releases and other documents as the Second Priority Agent, the Company or such Guarantor may reasonably request to effectively confirm such release, in each case, at the sole cost and expense of the Company or such Guarantor; provided that so long as the Discharge of First Priority Claims has not occurred, the proceeds of, or payments with respect to, any Second Priority Release that are received by the Second Priority Agent or any other Second Priority Secured Party, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in accordance with Section 4.02(a).

SECTION 3.06. Notification of Release of Collateral. Each of the First Priority Agent and the Second Priority Agent shall give the other prompt written notice of the Disposition by it of, and Release by it of the Lien on, any Collateral. Such notice shall describe in reasonable detail the subject Collateral, the parties involved in such Disposition or Release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

SECTION 3.07. Automatic Release of Liens with respect to Excess Claims. If, after the Discharge of First Priority Claims has occurred, there is a Second Priority Release, then the Liens securing the Excess Claims on such Collateral, and the obligations of such Guarantor under its guarantee of the Excess Claims, shall be automatically, unconditionally and simultaneously released, and the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly execute and deliver to the Second Priority Agent, the Company or such Guarantor such termination statements, releases and other documents as the Second Priority Agent, the Company or such Guarantor may reasonably request to effectively confirm such release, in each case, at the sole cost and expense of the Company or such Guarantor.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. Any Shared Collateral or proceeds thereof received by any Secured Party or by any Person that holds Excess Claims in connection with any Disposition of, or collection on, such Shared Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied as follows:

first, to the payment of the reasonable out-of-pocket costs and expenses of the applicable Secured Party in connection with such enforcement or exercise that is permitted hereunder,

second, after all such costs and expenses have been paid in full in cash, to the payment of the First Priority Claims,

third, after all such costs and expenses have been paid in full in cash and the Discharge of First Priority Claims has occurred, to the payment of the Second Priority Claims, and fourth, after all such costs and expenses have been paid in full in cash, the Discharge of First Priority Claims has occurred and the Discharge of Second Priority Claims has occurred, to the payment of any Excess Claims.

After all such costs and expenses have been paid in full in cash, the Discharge of First Priority Claims has occurred, the Discharge of Second Priority Claims has occurred and all Excess Claims have been paid in full, any surplus Shared Collateral or proceeds then remaining shall be returned to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 4.02. Payment Over.

(a) So long as the Discharge of First Priority Claims has not occurred, any Shared Collateral or any proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03(a)) knowingly received by any Second Priority Secured Party in connection with any Disposition of, or collection on, such Shared Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Shared Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, without recourse, representation or warranty (other than a representation of the Second Priority Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this Section 4.02(a) and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02(a), which appointment is irrevocable and coupled with an interest.

(b) So long as the Discharge of First Priority Claims has occurred and the Discharge of Second Priority Claims has not occurred, any Shared Collateral or any proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03(b)) received by any Person that holds Excess Claims in connection with any Disposition of, or collection on, such Shared Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Shared Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and forthwith transferred or paid over to the Second Priority Agent for the benefit of the Second Priority Secured Parties in the same form as received, without recourse, representation or warranty (other than a representation of the Second Priority Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. After the Discharge of First Priority Claims and until the Discharge of Second Priority Claims occurs, each Person that holds any Excess Claims hereby appoints the Second Priority Agent, and any officer or agent of the Second Priority Agent, with full power of substitution, the attorney-in-fact of each such Person for the purpose of carrying out the provisions of this Section 4.02(b) and taking any action and executing any instrument that the Second Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02(b), which appointment is irrevocable and coupled with an interest.

SECTION 4.03. Certain Agreements with Respect to Unenforceable Liens.

(a) Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Shared Collateral is not enforceable for any reason, then the Second Priority Agent and the Second Priority Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets constituting Shared Collateral subject to an enforceable Lien in favor of the Second Priority Secured Parties or any proceeds thereof shall (for so long as the Discharge of First Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, without recourse, representation or warranty (other than a representation of the Second Priority Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

(b) Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Shared Collateral is not enforceable for any reason, then Persons holding any Excess Claims agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Shared Collateral or any proceeds thereof shall (for so long as so long as the Discharge of First Priority Claims has occurred and the Discharge of Second Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the Second Priority Agent for the benefit of the Second Priority Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of any such Person that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

ARTICLE V

Bailment for Perfection of Certain Security Interests

SECTION 5.01. Bailment for Perfection of Certain Security Interests.

(a) The First Priority Agent agrees that if it shall at any time hold a First Priority Lien on any Shared Collateral that can be perfected or the priority of which can be enhanced by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held or of the notation on such Lien on certificates of title, and if such Shared Collateral or any such account is in fact in the possession or under the control of the First Priority Agent or of agents or bailees of the First Priority Agent or such notation is in fact in the name of the First Priority Agent (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Priority Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Priority Debt Documents and subject to the terms and conditions of this Article V, also (i) hold and/or maintain control of, and act as secured party on, such Pledged or Controlled Collateral as gratuitous bailee for and representative of, or as agent for, the Second Priority Agent, (ii) with respect to any securities accounts included in the Collateral, have “control” (within the meaning of Section 8-106(d)(3) of the UCC) of such securities accounts on behalf of the Second Priority Agent and (iii) with respect to any deposit accounts included in the Collateral, act as agent for the Second Priority Agent and any assignee.

(b) So long as the Discharge of First Priority Claims has not occurred, the First Priority Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Priority Debt Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Priority Agent to the Second Priority Agent and the other Second Priority Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee and representative in accordance with this Article V. Without limiting the foregoing, the First Priority Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Priority Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Priority Secured Party, the Second Priority Agent or any other Second Priority Secured Party.

(c) Upon the Discharge of First Priority Claims, the First Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if the Second Priority Claims are outstanding at such time, to the Second Priority Agent, (ii) if no Second Priority Claims are outstanding at such time and any Excess Claims are outstanding at such time, to the Persons holding such Excess Claims, and (iii) if no Second Priority Claims and no Excess Claims are outstanding at such time, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, the First Priority Agent agrees, at the sole cost and expense of the Grantors, to take all actions in its power as shall be reasonably requested by the Second Priority Agent to permit the Second Priority Agent to obtain, for the benefit of the Second Priority Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

(d) After the Discharge of First Priority Claims and upon the Discharge of Second Priority Claims, the Second Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if any Excess Claims are outstanding at such time, to Persons holding such Excess Claims, and (ii) if no Excess Claims are outstanding at such time, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, the Second Priority Agent agrees, at the sole cost and expense of the Grantors, to take all actions in its power as shall be reasonably requested by the Persons holding any Excess Claims to permit such Persons to obtain a first priority security interest in the Pledged or Controlled Collateral.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Finance and Sale Matters.

(a) Until the Discharge of First Priority Claims has occurred, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Priority Secured Parties:

(i) will not oppose or object to the use of any Shared Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing provided to any Grantor, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens on any Shared Collateral securing any DIP Financing (“DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens on the Shared Collateral, the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens on the Shared Collateral to the First Priority Liens on the Shared Collateral, if applicable, and the DIP Financing Liens on the terms of this Agreement (and each Person holding any Excess Claims will subordinate its Liens securing such Excess Claims to the Second Priority Claims, the First Priority Liens and the DIP Financing Liens on the terms of this Agreement);

(iii) except to the extent permitted by paragraph (b) of this Section 6.01, in connection with the use of cash collateral constituting Shared Collateral as described in clause (i) above or a DIP Financing, will not request adequate protection with respect to any Shared Collateral or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens;

(iv) will not oppose or object to any Disposition of any Shared Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to such Disposition; and

(v) if, in connection with an cash collateral use or DIP Financing, any Liens on the Shared Collateral held by the First Priority Secured Parties are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, and so long as the amount of such surcharge, claim, carve out, or fees is reasonable under the circumstances, then the Liens on the Shared Collateral of the Second Lien Secured Parties will also be subordinated to such interest or claim and will remain subordinated to the Liens on the Shared Collateral of the First Priority Secured Parties consistent wit this Agreement.

(b) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Priority Agent or any other First Priority Secured Party for adequate protection with respect to the Shared Collateral in respect of any First Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection relating to any Shared Collateral in respect of any First Priority Claims, by the First Priority Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral constituting Shared Collateral, (A) any First Priority Secured Party is granted adequate protection with respect to the Shared Collateral or any other assets in the form of a Lien on additional collateral, the Second Priority Agent may, for itself and on behalf of the other Second Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement and (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral (other than additional collateral that are of the type of assets that constitute Collateral not consisting of Shared Collateral), the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Priority Claims.

(c) Notwithstanding the foregoing, the applicable provisions of Section 6.01(a) and (b) shall only be binding on the Second Priority Secured Parties with respect to any DIP Financing to the extent the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Priority Claims, does not exceed the sum of (x) the Maximum First Priority Indebtedness Amount and (y) an amount equal to 10% of the amount determined under clause (x) of this Section 6.01(c), and the Second Priority Secured Parties shall not be prohibited from objecting to (1) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any sub rosa plan or (2) any DIP

Financing if the Second Priority Secured Parties do not receive replacement Liens on all post-petition assets of any Grantor in which any of the First Priority Secured Parties obtain a replacement Lien (to the extent that such assets constitute Shared Collateral), in each case with the same priority as existed prior to such Insolvency or Liquidation Proceeding.

(d) Notwithstanding anything to the contrary, the Second Priority Secured Parties retain their rights under the Bankruptcy Code to make post-petition financing proposals and such proposals shall not be deemed to be an objection to any other DIP Financing proposals and the First Priority Liens shall be subordinated to the Liens on the Shared Collateral of such post-petition financings (which for the avoidance of doubt shall not include the Second Priority Liens) on the same basis as the Second Priority Liens are subordinated to the First Priority Liens under this Agreement; provided that, the First Priority Secured Parties shall reserve the right to oppose or object to such post-petition financing proposals.

SECTION 6.02. Relief from the Automatic Stay. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, so long as the Discharge of First Priority Claims has not occurred, no Second Priority Secured Party shall, without the prior written consent of the First Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Shared Collateral, any proceeds thereof or any Second Priority Lien on the Shared Collateral.

SECTION 6.03. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor that previously constituted Shared Collateral are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims, the Second Priority Claims and any Excess Claims, then, to the extent the debt obligations distributed on account of the First Priority Claims, on account of the Second Priority Claims and on account of any Excess Claims are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations on such property.

SECTION 6.04. Post-Petition Interest.

(a) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Agent or any other First Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Shared Collateral subject to the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Shared Collateral).

(b) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, agrees that the Second Priority Agent or any other Second Priority Secured Party may make a claim for allowance in any Insolvency or Liquidation Proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of (x) the Second Priority Liens on the Shared Collateral (provided, however, that (i) if the First Priority Secured Parties shall have made any such claim, such claim shall have also have been approved prior to, or will be approved contemporaneous with, the approval of any such claim by any Second Priority Secured Party and (ii) each First Priority Secured Party may oppose or seek to challenge any such claim) and (y) other Liens on the Collateral not constituting Shared Collateral.

SECTION 6.05. Certain Waivers by the Second Priority Secured Parties. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim any Second Priority Secured Party may hereafter have against any First Priority Secured Party arising out of the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

SECTION 6.06. Certain Voting Matters. Each of the First Priority Agent, on behalf of the First Priority Secured Parties and the Second Priority Agent on behalf of the Second Priority Secured Parties, agrees that the First Priority Liens and the Second Priority Liens on the Shared Collateral constitute two separate and distinct grants of Liens that must be separately classified in any plan of reorganization in any Insolvency or Liquidation Proceeding. Except as provided in this Section 6.06, nothing in this Agreement is intended, or shall be construed, to limit the ability of the Second Priority Agent or the Second Priority Secured Parties to vote on any plan of reorganization that maintains the lien subordination provisions of this Agreement or of either the First Priority Secured Parties or Second Priority Secured Parties to contest any plan of reorganization that does not maintain the lien subordination provisions of this Agreement.

ARTICLE VII

Other Agreements

SECTION 7.01. Matters Relating to Debt Documents. The Second Priority Agent agrees that the Second Priority Debt Agreement and each Second Priority Security Document shall contain the provisions set forth on Annex I hereto or similar provisions thereto. The First Priority Agent agrees that the First Priority Debt Agreement and each First Priority Security Document shall contain the provisions set forth on Annex I hereto or provisions similar thereto.

SECTION 7.02. Effect of Refinancing of Indebtedness under Debt Documents.

(a) If, substantially contemporaneously with the Discharge of First Priority Claims, the Grantors Refinance Indebtedness outstanding under the First Priority Debt Documents and provided that (x) such Refinancing is not prohibited by the Second Priority Debt Agreement and (y) the Company or the First Priority Agent gives to the Second Priority Agent written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 7.02(a) to such Refinancing Indebtedness, then (i) such Discharge of First Priority Claims shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness (the “New First Priority Claims”) shall automatically be treated as First Priority Claims for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the agreement and the other documents evidencing such Refinancing Indebtedness (the “New First Priority Debt Documents”) shall automatically be treated as the First Priority Debt Agreement and the First Priority Debt Documents and, in the case of New First Priority Debt Documents that are security documents pursuant to which any Grantor has granted a Lien to secure any New First Priority Claim, as the First Priority Security Documents for all purposes of this Agreement, (iv) the collateral agent under the New First Priority Debt Documents (the “New First Priority Agent”) shall be deemed to be the First Priority Agent for all purposes of this Agreement and (v) the lenders under the New First Priority Debt Documents shall be deemed to be the First Priority Creditors for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Priority Agent, the Second Priority Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New First Priority Agent may reasonably request in order to provide to the New First Priority Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New First Priority Agent is appointed to provide that the New First Priority Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New First Priority Claims are secured by assets of the Grantors that do not also secure the Second Priority Claims, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Priority Claims.

(b) If the Second Priority Claims are Refinanced and (x) such Refinancing is not prohibited hereby and (y) the Company or the Second Priority Agent gives to the First Priority Agent written notice (including the identity of the new Second Priority Agent) of such Refinancing, then the First Priority Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) necessary to provide to the new Second Priority Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.

SECTION 7.03. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to (a) the First Priority Claims previously made shall be rescinded for any reason whatsoever, then the First Priority Claims shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties provided for herein and (b) the Second Priority Claims previously made shall be rescinded for any reason whatsoever and the Discharge of First Priority Claims shall, subject to (for the avoidance of doubt) the immediately preceding clause (a), have occurred, then the Second Priority Claims shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Second Priority Secured Parties and any Person that holds Excess Claims provided for herein solely with respect to any Excess Claims and for the avoidance of doubt, not with respect to any First Priority Claims.

SECTION 7.04. Authorization of Collateral Agents. By accepting the benefits of this Agreement and the other First Priority Security Documents, each First Priority Secured Party hereby (a) authorizes the First Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith and (b) agrees to be bound to the terms hereof to the extent that it holds any Excess Claims. By accepting the benefits of this Agreement and the other Second Priority Security Documents, each Second Priority Secured Party hereby authorizes the Second Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

SECTION 7.05. Further Assurances. Each of the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, each Person that holds any Excess Claims, and each Grantor party hereto, for itself and on behalf of its Subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Priority Agent or the Second Priority Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

ARTICLE VIII

Representations and Warranties

SECTION 8.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority (except (A) to the extent already obtained or made, (B) to the extent obtained or made on the date hereof or (C) as contemplated hereby) and (ii) will not violate any provision of applicable law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any applicable order of any governmental authority or any provision of any indenture, material agreement or other material instrument applicable to or binding upon such party.

SECTION 8.02. Representations and Warranties of Each Collateral Agent. Each Collateral Agent represents and warrants to the other parties hereto that it has been authorized or directed by the Secured Parties under and as defined in the First Priority Debt Agreement or the Second Priority Security Agreement, as applicable, to enter into this Agreement.

ARTICLE IX

No Reliance; No Liability; Obligations Absolute

SECTION 9.01. No Reliance; Information. The First Priority Secured Parties and the Second Priority Secured Parties shall have no duty to disclose to any Second Priority Secured Party or to any First Priority Secured Party, respectively, any information relating to the Company or any of the Grantors, or any other circumstance bearing upon the risk of nonpayment of any of the First Priority Claims or the Second Priority Claims, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any First Priority Secured Party or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, respectively, any Second Priority Secured Party or any First Priority Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 9.02. No Warranties or Liability.

(a) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Priority Agent nor any other Second Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Priority Agent nor any other First Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) The Second Priority Agent and the other Second Priority Secured Parties shall have no express or implied duty to the First Priority Agent or any other First Priority Secured Party, and the First Priority Agent and the other First Priority Secured Parties shall have no express or implied duty to the Second Priority Agent or any other Second Priority Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Priority Debt Document and any Second Priority Debt Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees no First Priority Secured Party shall have any liability to the Second Priority Agent or any other Second Priority Secured Party, and hereby waives any claim against any First Priority Secured Party, arising out of any and all actions which the First Priority Agent or the other First Priority Secured Parties may take or permit or omit to take with respect to (i) the First Priority Debt Documents (other than this Agreement), (ii) the collection of the First Priority Claims or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

SECTION 9.03. Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Priority Agent and the other First Priority Secured Parties and the Second Priority Agent and the other Second Priority Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Debt Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Claims, it being specifically acknowledged that a portion of the First Priority Claims consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Debt Document;

(d) the securing of any First Priority Claims or Second Priority Claims with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Priority Claims or Second Priority Claims;

(e) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Priority Claims or this Agreement, or any of the Second Priority Secured Parties in respect of this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.

(a) Notices and other communications provided for herein shall be in writing in the English language (or accompanied by a certified translation) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the First Priority Agent, to [insert name of First Priority Agent][insert address], Attention: [                    ] (Fax No. (            )                     ); and

(ii) if to the Second Priority Agent, to Wilmington Trust, National Association, 246 Goose Lane, Suite 105, Guilford, Connecticut 06437, Attention: Green Field Energy Administration (Fax No. (203) 453-1183).

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to between the parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(c) The First Priority Agent and the Second Priority Agent agree to use diligent efforts to provide each other with copies of any notices of default or acceleration or similar notices which they give to the Company or any Grantor under the First Priority Debt Documents and Second Priority Debt Documents respectively; provided, however, that in the event that either of such parties fails to provide the other with such notice, such failure shall not affect their respective obligations hereunder or the effectiveness of any such notice.

SECTION 10.02. Conflicts. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE PROVISIONS OF THE OTHER DEBT DOCUMENTS, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

SECTION 10.03. Effectiveness; Survival; Termination. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, hereby waives any and all rights the Second Priority Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement. This Agreement shall terminate and be of no further force and effect:

(i) with respect to the Second Priority Agent, the Second Priority Secured Parties and the Second Priority Claims (subject to compliance with its obligations to take certain actions upon Discharge of the Second Priority Claims pursuant to Article V), upon the later of (1) the date upon which the Obligations under the Second Priority Debt Agreement terminate if there are no other Second Priority Claims outstanding on such date and (2) if there are other Second Priority Claims outstanding on such date, the date upon which such Second Priority Claims terminate; and

(ii) with respect to the First Priority Agent, the First Priority Secured Parties and the First Priority Claims (subject to Section 7.02(a) and compliance with its obligations to take certain actions upon Discharge of the First Priority Claims pursuant to Article V), the date of Discharge of First Priority Claims.

SECTION 10.04. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.05. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Priority Agent and the Second Priority Agent.

SECTION 10.06. Postponement of Subrogation. The Second Priority Agent agrees that no payment or distribution to any First Priority Secured Party pursuant to the provisions of this Agreement shall entitle any Second Priority Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Priority Claims shall have occurred. Following the Discharge of First Priority Claims, each First Priority Secured Party agrees to execute such documents, agreements, and instruments as any Second Priority Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Priority Claims resulting from payments or distributions to such First Priority Secured Party by such Person.

SECTION 10.07. Applicable Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PARTY.

(c) EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.01(a) ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(d) NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY COLLATERAL AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09. Parties in Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Priority Secured Parties and Second Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 10.10. Specific Performance. Each Collateral Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

SECTION 10.11. Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.13. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand. None of the Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights, and none of the Company, any other Grantor or any Guarantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Priority Claims and the Second Priority Claims as and when the same shall become due and payable in accordance with their terms.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRST PRIORITY AGENT

[insert First Priority Agent],

as First Priority Agent

By:

Name:

Title:

SECOND PRIORITY AGENT

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Priority Agent

By:

Name:

Title:

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that any Secured Party holding or otherwise controlling Collateral (the “Controlling Secured Party”) does so as bailee (under the UCC) for and on behalf of the other Secured Parties which have a Lien on such Collateral, and each Controlling Secured Party is hereby authorized to and may turn over, upon request therefor, to (i) the First Priority Agent (if the Second Priority Agent or any other Second Priority Secured Party is the Controlling Secured Party) or (ii) the Second Priority Agent (if the First Priority Agent or any First Priority Secured Party is the Controlling Secured Party), any such Collateral, after all obligations and indebtedness of the undersigned to such Controlling Secured Party shall have been fully paid and performed.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Agreement, it is not a party hereto and does not and will not receive any right, benefit, priority or interest under, or because of the existence of, the foregoing Agreement, and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Parties to effectuate the provisions and purposes of the foregoing Agreement.

GREEN FIELD ENERGY SERVICES, INC.,

a Delaware corporation

By:

Name:

Title:

HUB CITY TOOLS, INC.,

a Louisiana limited liability company

By:

Name:

Title:

ANNEX I

“Notwithstanding anything herein to the contrary, at any time the Intercreditor Agreement is in effect, the security interest and lien granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [            ], 20[        ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between [insert name of First Priority Agent], in its capacity as collateral agent for, and acting on behalf of, the [First Priority Secured Parties] identified therein and Wilmington Trust, National Association, in its capacity as collateral agent for, and acting on behalf of, the [Second Priority Secured Parties] identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control at any time the Intercreditor Agreement is in effect.”